Exhibit 10.13

SECURITIES PURCHASE AGREEMENT

between

CORNERSTONE ONDEMAND, INC.

and

IRONWOOD EQUITY FUND LP

Dated as of March 31, 2009

Table of Contents

SECURITIES PURCHASE AGREEMENT		1

ARTICLE 1	DEFINITIONS	1

1.01	Definitions	1
1.02	Accounting Terms; Financial Statements	13
1.03	Other Terms Defined in UCC	13
1.04	Other Interpretive Provisions	13
1.05	Knowledge of the Obligors	14

ARTICLE 2	PURCHASE AND SALE OF THE SECURITIES	14

2.01	Purchase and Sale of the Note	14
2.02	Purchase and Sale of Warrant	14
2.03	Fees at Closing	14
2.04	Closing	15
2.05	Reserved	15
2.06	Joint and Several	15

ARTICLE 3	CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER TO PURCHASE THE SECURITIES	15

3.01	Representations and Warranties	15
3.02	Compliance with this Agreement	15
3.03	Secretary’s Certificates	16
3.04	Purchase of Securities Permitted by Applicable Laws	16
3.05	Opinion of Counsel	16
3.06	Reserved	16
3.07	Consents and Approvals	16
3.08	No Material Judgment or Order	16
3.09	Good Standing Certificates	17
3.10	No Litigation	17
3.11	Series E Purchase Documents	17
3.12	Senior Loan Documents	17
3.13	SBA Forms and Regulatory Representation Letter	17
3.14	Solvency Certificate; Insurance	17
3.15	Other Documents	17

ARTICLE 4	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO ISSUE AND SELL THE SECURITIES	18

4.01	Representations and Warranties	18
4.02	Compliance with this Agreement	18

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS	18

5.01	Organization, Good Standing and Qualification	18
5.02	Subsidiaries	19
5.03	Capitalization	19
5.04	Authorization	20
5.05	Financial Statements	21
5.06	Changes	21
5.07	Agreements; Action	22
5.08	Intellectual Property	23
5.09	Title to Properties and Assets; Liens	23
5.10	Compliance with Other Instruments	24
5.11	Litigation	24
5.12	Governmental Consent	25
5.13	Permits	25
5.14	Offering	25
5.15	Broker’s, Finder’s or Similar Fees	25
5.16	Tax Returns and Payments	25
5.17	Operating Company	26
5.18	Investment Company/Government Regulations	26
5.19	Labor Relations and Employment Agreements	26
5.20	Employee Benefit Plans	26
5.21	Obligations to Related Parties	26
5.22	Insurance	27
5.23	Environmental Laws; Safety Laws	27
5.24	Disclosure	27
5.25	Small Business Concern	27
5.26	Small Business Matters as to Use of Proceeds	28
5.27	No Default or Breach	28
5.28	Solvency	28
5.29	Transaction Payments	28
5.30	Foreign Assets Control Regulations, etc.	28
5.31	Series E Purchase Documents	29

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	29

6.01	Authorization; No Contravention	29
6.02	Binding Effect	29
6.03	No Legal Bar	29
6.04	Purchase for Own Account	29
6.05	Restricted Securities	30
6.06	Capacity to Protect Interests	30
6.07	Corporate Existence and Power	30
6.08	Broker’s, Finder’s or Similar Fees	30
6.09	Governmental Authorization; Third Party Consent	31

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ARTICLE 7	INDEMNIFICATION	31

7.01	Indemnification	31
7.02	Procedure; Notification	32

ARTICLE 8	AFFIRMATIVE COVENANTS	33

8.01	Financial Statements and Other Information	33
8.02	Preservation of Corporate Existence	36
8.03	Payment of Obligations	36
8.04	Compliance with Laws	36
8.05	Reserved	37
8.06	Inspection	37
8.07	Payment of Note	37
8.08	Maintenance of Properties; Insurance	37
8.09	Reserved	38
8.10	Use of Proceeds	38
8.11	Observation Rights	38
8.12	Reserved	38
8.13	SBA Compliance	39
8.14	SBIC Regulatory Provisions for the Benefit of Purchaser	39
8.15	Post Closing Matters	40
8.16	Intellectual Property	40

ARTICLE 9	NEGATIVE COVENANTS	40

9.01	Fundamental Changes; Consolidations, Mergers and Acquisitions	40
9.02	Transactions with Affliates	41
9.03	No Inconsistent Agreements	41
9.04	Limitation on Indebtedness	41
9.05	Limitation on Liens	42
9.06	Dispositions of Assets	44
9.07	Limitations on Restricted Payments	44
9.08	Employee Benefit Plans	45
9.09	Business Activities; Change of Legal Status and Organizational Documents	45
9.10	Investments	45
9.11	Reserved	46
9.12	Fiscal Year	46
9.13	Modification of Senior Indebtedness	46
9.14	Limitations on Layering	46

ARTICLE 10	PREPAYMENT	47

10.01	Payment in Respect of Note	47
10.02	Optional Prepayment	47
10.03	Mandatory Prepayment	47

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ARTICLE 11	COLLATERAL	47

11.01	Security Interests	47
11.02	Financing Statements	47
11.03	Landlord Waivers; Collateral in the Possession of a Warehouseman or Bailee	49
11.04	Preservation of the Collateral	49
11.05	Other Actions as to any and all Collateral	50
11.06	Equipment and Inventory	50
11.07	Condition of Inventory and Equipment	51
11.08	Expenses of the Purchaser	51
11.09	Notices	51
11.10	Insurance, Discharge of Taxes, Etc.	52
11.11	Waiver and Release by Obligors	52
11.12	Records and Reports	52
11.13	Further Assurances	52
11.14	Continuing Collateral	53
11.15	Set-Off	53
11.16	Reserved	53
11.17	Accounts	53
11.18	Letters of Credit, Chattel Paper and Instruments	53
11.19	Electronic Chattel Paper and Transferable Records	54
11.20	Commercial Tort Claims	55

ARTICLE 12	DEFAULT	55

12.01	Nonpayment of Obligations	55
12.02	Misrepresentation	55
12.03	Nonperformance	55
12.04	Default under Investment Documents	56
12.05	Default under Other Debt	56
12.06	Reserved	56
12.07	Bankruptcy, Insolvency, etc.	56
12.08	Judgments	57
12.09	Change in Control	57
12.10	Collateral Impairment	57
12.11	Reserved	57
12.12	Subordinated Debt	57
12.13	Validity of Investment Documents	57
12.14	Criminal Indictment	57
12.15	Validity of Liens	57

ARTICLE 13	REMEDIES	58

13.01	Possession and Assembly of Collateral	58
13.02	Sale of Collateral	59
13.03	Standards for Exercising Remedies	59
13.04	UCC and Offset Rights	60
13.05	Additional Remedies	60

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13.06	Attorney-in-Fact	61
13.07	Verification of Accounts; Lockbox	62
13.08	No Marshaling	63
13.09	Application of Proceeds	63
13.10	No Waiver	63

ARTICLE 14	MISCELLANEOUS	64

14.01	Survival of Representations and Warranties	64
14.02	Tax Withholding	64
14.03	Notices	64
14.04	Successors and Assigns	65
14.05	Amendment and Waiver	65
14.06	Signatures; Counterparts	66
14.07	Headings	66
14.08	GOVERNING LAW	66
14.09	JURISDICTION, JURY TRIAL WAIVER, PJR WAIVER, ETC.	66
14.10	Severability	67
14.11	Entire Agreement	67
14.12	Certain Expenses	68
14.13	Publicity	68
14.14	Further Assurances	68
14.15	No Strict Construction	68

Schedules and Exhibits

Disclosure Schedule

Exhibit A-l	Form of Senior Subordinated Promissory Note

Exhibit A-2	Form of Warrant

Exhibits	Form of Legal Opinion

Exhibit C	Form of Compliance Certificate

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of March 31, 2009, between CORNERSTONE ONDEMAND, INC., a Delaware corporation (the “Company”), and IRONWOOD EQUITY FUND LP, a Delaware limited partnership (the “Purchaser”).

RECITALS

A.        The Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, a senior subordinated promissory note substantially in the form attached hereto as Exhibit A-l (the “Note”), due March 30, 2014, in the aggregate principal amount of $4,000,000.00, and the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, a warrant substantially in the form attached hereto as Exhibit A-2 (the “Warrant”) to purchase shares of Series E Convertible Preferred Stock of the Company, in each case upon the terms and subject to the representations, warranties and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.01       Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means with respect to any Person (the “Initial Person”) any Person (a) directly or indirectly controlling, controlled by, or under common control with, the Initial Person, (b) directly or indirectly owning or holding ten percent (10%) or more of any Capital Securities in the Initial Person, or (c) ten percent (10%) or more of whose voting Capital Securities is directly or indirectly owned or held by the Initial Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Articles of Incorporation” means, as to any Person, the Articles of Incorporation or any similar document, including any amendments, of such Person as in effect on the Closing Date. Unless the context in which it is used shall otherwise require, Articles of Incorporation of the Company means the Restated Certificate of Incorporation of the Company as in effect on the Closing Date.

“Asset Disposition” means the sale, lease, exclusive license, assignment or other transfer for value by any Obligor to any Person (other than any other Obligor) of any asset or right of such Obligor or any Subsidiary thereof (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to such Obligor) condemnation, confiscation, requisition, seizure or taking thereof), other than any sale, lease or license in the ordinary course of business.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.

“Books and Records” has the meaning given to such term in Section 11.01 (b)(v).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Hartford, Connecticut are authorized or required by law or executive order to close.

“Capital Asset” means, with respect to any Obligor or any of its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a fixed or capital asset on a consolidated balance sheet of such Obligor and its Subsidiaries, and shall include all assets acquired with Capital Expenditures.

“Capital Expenditures” means, with respect to any Obligor, amounts paid or Indebtedness incurred by such Obligor or any of its Subsidiaries in connection with (a) the purchase or lease by such Obligor or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Obligor in accordance with GAAP or (b) the lease of any assets by such Obligor or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capital Lease.

“Capital Lease” means, with respect to any Obligor, any lease (or other arrangement conveying the right to use) of any real or personal property, or a combination thereof, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Obligor or any of its Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease. For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP consistently applied. The determination of Capital Lease Obligations at the relevant time of determination with respect to any Obligor and its Subsidiaries shall be made on a consolidated basis in accordance with GAAP consistently applied.

“Capital Securities” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests or units, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided that “Capital Securities” shall not include any Indebtedness that is convertible into or exchangeable for capital stock of the Company.

“CERCLA ” has the meaning set forth in the definition of “Environmental Laws” below.

“Change of Control” means, as to the Company, the consummation of (a) the failure of the holders of Capital Securities of the Company as of the Closing Date and their Permitted Transferees to maintain beneficial ownership and control, directly or indirectly, of more than fifty percent (50%) of the voting power of all Capital Securities of the Company, whether as a result of a merger or consolidation or otherwise; (b) the failure of the holders of Capital Securities of the Company as of the Closing Date and their Permitted Transferees to maintain voting control of the Governing Board of the Company, whether as a result of a merger or consolidation or otherwise; (c) the sale or other disposition of all or substantially all (i.e. 25% or more in any Fiscal Year) of the assets of the Company or one or more of its Subsidiaries that, individually or in the aggregate, constitute a material part of the business, operations or assets of the Company and its Subsidiaries, taken as a whole; or (d) any liquidation, dissolution or winding up of the Company or one or more of its Subsidiaries that, individually or in the aggregate, constitute a material part of the business, operations or assets of the Company and its Subsidiaries, taken as a whole; provided that it shall not constitute a “Change of Control” if any event described in clauses (a) or (b) above occurs as a result of a bona fide equity financing with venture capitalists primarily for the purpose of providing capital to the business and not for the repurchase of Capital Securities or other equity from the Company's institutional, angel or other venture capitalist investors. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Commission promulgated under the Securities Exchange Act of 1934.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of the Obligors that serves as collateral for any of the Obligations under Article 11 or otherwise.

“Collateral Access Agreement” means a waiver of lien or other such agreement in form and substance reasonably satisfactory to the Purchaser pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Obligor, acknowledges the Liens of the Purchaser and subordinates or waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Purchaser reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Collateral Account” has the meaning given to such term in Section 13.07(b).

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Commonly Controlled Entity” means, as to any Obligor, an entity, whether or not incorporated, which is under common control with such Obligor within the meaning of Section 4001 of ERISA or is part of a group which includes such Obligor and which is treated as a single employer under Section 414 of the Code.

“Company” has the meaning given to such term in the Preamble.

“Compliance Certificate” has the meaning given in Section 8.01(c).

“Condition of the Obligors” means the assets, business, properties, operations, and financial condition of the Obligors and their Subsidiaries, taken as a whole.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, undertaking, contract, indenture, mortgage, deed of trust or other arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person's property is bound.

“Default” means an event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

“Default Rate” has the meaning for such term set forth in the Note.

“Defined Benefit Plan” means a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified (whether or not subject to ERISA or the Code).

“Distribution” means, as to any Obligor, the declaration or payment of any dividend on or in respect of any class of any Capital Securities of such Obligor or any of its Subsidiaries, other than dividends payable solely in any Capital Securities of such Obligor or any of the Subsidiaries not having any preference with respect to distributions or return of capital; the purchase, redemption, or other retirement of any class of any Capital Securities in such Obligor or any Subsidiary thereof (or rights, warrants or options exercisable or convertible in such Capital Securities), directly or indirectly through a Subsidiary of such Obligor or otherwise; the return of capital by such Obligor or any Subsidiary thereof to its holders of Capital Securities, as such; or any other distribution on or in respect of any class of any Capital Securities of such Obligor or its Subsidiaries.

“Domestic Subsidiary” means any Subsidiary of an Obligor that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Environmental Laws” means any applicable past, present or future federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, foreign or local) relating to emissions, discharges, releases or threatened releases of, or exposure to, any pollutant or contaminant including, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C. 1253 et seq.), the Clean Air Act (42 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), and any analogous federal, or state or local laws, statutes and regulations promulgated thereunder as such laws have been, or are, amended, modified or supplemented heretofore or from time to time hereafter until the payment by the Obligors of all principal of and interest on the Note and payment and performance of all other Obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Person, a corporation that is or was a member of a controlled group of corporations with such Person within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with such Person within the meaning of Section 414(c) of the Code, or a trade or business which together with such Person is treated as a single employer under Section 414(m) or (o) of the Code.

“Event of Default” has the meaning set forth in Article 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” means (a) all equipment or other property financed by a nonaffiliated third party whose Liens are Liens of the type described in Section 9.05(g), provided that any such equipment or other property shall only be regarded as “Excluded Collateral”during such time that such equipment or other property is subject to such third party's Liens; (b) voting stock of a controlled foreign corporation (as that term is defined in the Code) (a “CFC”) solely to the extent that such stock represents more than 65% of the outstanding voting stock of such CFC; (c) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of any Obligor or any of its Subsidiaries, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained; and (d) any and all Intellectual Property.

“Financial Statements” has the meaning set forth in Section 5.05(a).

“Fiscal Year” means, as to any Obligor, the fiscal year of such Obligor ending on December 31 (unless otherwise expressly set forth in writing from such Obligor to the Purchaser).

“Foreign Subsidiary” means any Subsidiary of the Obligors other than a Domestic Subsidiary.

“Fully-diluted Basis” means, as to any Obligor, the Capital Securities of such Obligor outstanding assuming the conversion or exchange of all outstanding convertible or exchangeable securities and the exercise of all outstanding warrants, options or other rights to subscribe for or purchase any Capital Securities of such Obligor. For purposes of this definition, all of the Management Options shall be deemed to be outstanding as of the Closing Date, whether or not any or all of such options shall have actually been granted as of such date.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Obligors, the Senior Indebtedness and the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governing Board” means, with respect to any Person, the board of directors or board of managers (or any similar governing body) of such Person, or unless the context otherwise requires, any authorized committee of the board of directors or board of managers (or such similar body) of such Person. Unless otherwise specified, “Governing Board” of the Company means its Board of Directors.

“Governmental Approvals” means all authorizations, consents, permits, approvals, licenses, exemptions and other qualifications of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance (including any department, commission, board, bureau, agency or instrumentality thereof) and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means any Domestic Subsidiary created or acquired by any of the Obligors following the Closing Date.

“Guaranty” means each unconditional guaranty of the Obligors' obligations under the Note and this Agreement, in form and substance satisfactory to the Purchaser, executed by a Guarantor in favor of the Purchaser and its successors and assigns.

“Holding Company” means, as to any Person, a corporation having ordinary voting power, by the direct or indirect ownership of Voting Securities of such Person (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) or otherwise, to elect a majority of the Governing Board of such Person, or otherwise having control, directly or indirectly, of the management of such Person.

“Indebtedness” As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)         every obligation of such Person for money borrowed;

(b)         every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(c)         every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

(d)         every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(e)         every Capital Lease Obligation;

(f)          every obligation of such Person under any lease (a “Synthetic Lease”) treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes;

(g)         obligations arising out of sales by such Person of (i) Accounts or General Intangibles for money due or to become due, (ii) Chattel Paper, Instruments or Documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;

(h)         every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”);

(i)          every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and

(j)          every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by: (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP; (ii) any Capital Lease shall be the principal component of the aggregate rentals obligation under such Capital Lease payable over the term thereof that is not subject to termination by the lessee; (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than, with respect to the Indebtedness of any Obligor, such Obligor or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment; (iv) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount; and (v) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred.

“Intellectual Property” means the collective reference to all use and ownership rights in any intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, trade secrets, copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor, trade names, domain names, technology, know-how, goodwill and processes; and all extensions, renewals, divisions, reissues, continuations and continuations-in-part of any of the foregoing; and all rights to sue for past, present and future infringement of the foregoing.

“Investment” means, as to any Obligor, (i) any direct or indirect purchase or other acquisition by such Obligor or any of its Subsidiaries of any beneficial interest in, including Capital Securities of, any other Person (other than a Person that prior to the relevant purchase or acquisition was a Subsidiary of such Obligor), or (ii) any direct or indirect loan, advance or capital contribution by such Obligor or any of its Subsidiaries to any other Person (other than a Subsidiary of such Obligor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Documents” means, collectively, this Agreement, the Note, the Warrant, each Guaranty, the Senior Loan Subordination Agreement, and each other document, agreement and instrument executed and delivered in connection with this Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Key Man Life Insurance Policy” has the meaning given to such term in Section 8.08(c).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority, right or other security interest including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

“Lockbox” has the meaning given to such term in Section 13.07(b).

“Management Options” means the options to purchase shares of Capital Securities of the Company granted to management and key employees of the Company and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the Condition of the Obligors, (b) the ability of any Obligor to perform its obligations when such obligations are required to be performed, under this Agreement, the Note, the Warrant or any other Investment Document, or (c) the enforceability of this Agreement, the Note, the Warrant or any other Investment Documents or the material rights and remedies of the Purchaser hereunder or thereunder.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Proceeds” means, as to any Asset Disposition, cash proceeds received by any Obligor from such Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with such Asset Disposition), net of (x) the costs of such sale, lease, transfer or other disposition (including Taxes attributable to such sale, lease or transfer), and (y) amounts applied to repayment of Indebtedness secured by a Lien on the asset or property disposed.

“Note” has the meaning set forth in the Recitals hereof.

“Obligations” means, as to any Obligor, any and all loans, advances, indebtedness, liabilities, obligations, covenants or duties of such Obligor to the Purchaser of any kind or nature arising under this Agreement, the Note, or any other Investment Documents (other than the Warrant), and any and all extensions and renewals thereof, and modifications and amendments thereto, whether now existing or hereafter arising, whether under any present or future document, agreement or other instrument, and whether or not evidenced by a writing and specifically including but not being limited to, unpaid principal, plus all accrued and unpaid interest thereon, together with all fees, expenses, commissions, charges, penalties and other amounts owing by or chargeable to such Obligor under this Agreement, the Note, or any other Investment Documents (other than the Warrant) as and when the same shall become due and payable, whether at maturity, by acceleration or otherwise.

“Obligors” means the Company and any Subsidiary which is a party to any Investment Document, individually or collectively.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002(a) of ERISA.

“Pension Plan” means, as to any Obligor, any Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of such Obligor or any of its Subsidiaries or any ERISA Affiliate thereof, or (b) has at any time within the preceding six years been maintained for the employees of such Obligor or any current or former ERISA Affiliate thereof.

“Permitted Encumbrance” has the meaning set forth in Section 9.05.

“Permitted Investment” hasthe meaning set forth in Section 9.10.

“Permitted Transferee” means, with respect to any Person, (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person of the first party, and (ii) any investment fund or investment entity that is managed by the same Person as such specified Person of the first part.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plans” means, as to any Obligor, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which such Obligor or any of its Subsidiaries or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Purchaser” has the meaning set forth in the Preamble.

“RCRA” has the meaning set forth in the definition of  “Environmental Laws”.

“Requirements of Law” means, as to any Person, provisions of the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and each law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Responsible Officer” means, as to any Obligor, any of the following: the chief executive officer, chief financial officer, vice president, treasurer or any other officer of such Obligor reasonably acceptable to the Purchaser.

“Restricted Payment” means, as to any Person: (i) any dividend or other distribution, direct or indirect, on account of any class of any Capital Securities of such Person or any of its Subsidiaries now or hereafter outstanding, provided that (x) a dividend/distribution payable by any Obligor or a Subsidiary of an Obligor solely in shares/units of any class of Capital Securities to the holders of such class and (y) the payment of dividends or distributions to any Obligor or any Subsidiaries thereof by any other Obligor or Subsidiary of such Obligor shall not be considered Restricted Payments; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of any Capital Securities of that Person now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt (except as expressly permitted pursuant to the applicable subordination agreement); and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Securities of such Person or any of its Subsidiaries now or hereafter outstanding.

“SBA Regulatory Representation Letter” means the letter from the Purchaser to the Company dated as of the date hereof and titled “SBA Regulatory Representation Letter”.

“Securities” means, collectively, the Note and the Warrant.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Indebtedness” means all Indebtedness of the Obligors currently outstanding or incurred in the future pursuant to the Senior Loan Documents and all Indebtedness, if any, incurred in the replacement, refinancing, or refunding thereof in accordance with the Senior Loan Subordination Agreement; provided that in no event shall the principal amount of the Senior Indebtedness exceed the amounts set forth in the Senior Loan Subordination Agreement; provided further that, notwithstanding the foregoing proviso, the Company may increase the amount of Senior Indebtedness outstanding owing to Senior Lender to an aggregate principal amount equal to $5,000,000 in term debt plus the greater of (i) $2,500,000 and (ii) 80% of Eligible Accounts (as defined in the Senior Credit Agreement) in the form of a revolving credit facility.

“Senior Lender” means Comerica Bank or any successor or assign thereof and any Person with whom the Company refinances the Senior Indebtedness (provided that such successor or assign or other Person is subject to the Senior Loan Subordination Agreement).

“Senior Credit Agreement” means that certain Loan and Security Agreement by and between the Senior Lender and the Company, dated as of September 12, 2007, as the same may be amended, restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time (subject, however, to the terms of the Senior Loan Subordination Agreement).

“Senior Loan Documents” means the Senior Credit Agreement and all notes, security agreements, pledge agreements, guarantees, mortgages and other loan documents related thereto, in each case as amended from time to time.

“Senior Loan Subordination Agreement” means the subordination agreement to be entered into by and among the Obligors and the Purchaser, as subordinated creditor, and the Senior Lender (or such other holder of the Senior Indebtedness), as senior creditor, as the same may be amended, modified and/or supplemented from time to time.

“Series E Investment” means the sale of the Company's Series E Convertible Preferred Stock as contemplated by the Series E Purchase Documents.

“Series E Purchase Agreement” means that certain Series E Preferred Stock and Warrant Purchase Agreement dated as of January 30, 2009 by and among the Company and certain investors named therein regarding the Company's sale and issuance of its Series E Convertible Preferred Stock.

“Series E Purchase Documents” means, collectively, the Series E Purchase Agreement and any and all documents and agreements executed and delivered in connection with the issuance by the Company for cash of not less than $8,500,000 of its Series E Convertible Preferred Stock as contemplated by the Series E Purchase Agreement.

“Solvent” means, as to any Person on a particular date, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subordinated Debt” means any portion of the Indebtedness of any Obligor which is subordinated to the Obligations in a manner satisfactory to the Purchaser, including right and time of payment of principal and interest.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which the Voting Securities (other than Capital Securities having such power only by reason of the happening of a contingency) to elect a majority of the Governing Board of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly by such Person of the first part. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of each Obligor.

“Synthetic Lease” has the meaning set forth in subsection (h) of the definition of  “Indebtedness”.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Uniform Commercial Code” or the “UCC” means the Uniform Commercial Code as in effect in the state of Delaware from time to time.

“Voting Securities” of any Person as of any date means the Capital Securities of such Person that is at the time entitled to vote in the election of the Governing Board of such Person.

“Warrant” has the meaning set forth in the Recitals.

1.02       Accounting Terms; Financial Statements. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP. Financial statements and other information furnished after the date hereof pursuant to this Agreement or the other Investment Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation.

1.03       Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.04       Other Interpretive Provisions.

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender, includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Obligor” shall be so construed.

(b)          Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any section include all subsections, unless otherwise expressly stated.

(c)          The term “including” is not limiting, and means “including, without limitation”. The term “or” is used in the inclusive sense of “and/or”.

(d)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)          Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Investment Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Investment Document, and (ii) references to any law, statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)          To the extent any of the provisions of the other Investment Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)         This Agreement and the other Investment Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

1.05       Knowledge of the Obligors. All references to the knowledge of the Obligors or to facts known by any of the Obligors (or words, provisions or phrases to similar effect) shall mean actual knowledge or notice of any director or executive officer of the Company or any other Obligor, or any division of the Company or any other Obligor.

ARTICLE 2
PURCHASE AND SALE OF THE SECURITIES

2.01       Purchase and Sale of the Note. Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to the Purchaser, and the Purchaser agrees that it will acquire from the Company on the Closing Date, the Note, appropriately completed in conformity herewith. The aggregate purchase price of such Note shall be FOUR MILLION AND NO/100 U.S. DOLLARS ($4,000,000.00).

2.02       Purchase and Sale of Warrant. Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to the Purchaser, and the Purchaser agrees that it will acquire from the Company on the Closing Date, the Warrant, appropriately completed in conformity herewith. The aggregate purchase price for the Warrant shall be $155,000 for purposes of original issue discount.

2.03       Fees at Closing. On the Closing Date, the Obligors shall (a) pay to the Purchaser a closing fee of $40,000.00 ($25,000 of which was received prior to the Closing) and (b) reimburse up to $40,000 of the reasonable out-of-pocket expenses (including, fees, charges and disbursements of counsel and consultants) of the Purchaser incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the other Investment Documents and their due diligence investigation, and (ii) the transactions contemplated by this Agreement and the other Investment Documents, which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.

2.04       Closing. The purchase and issuance of the Securities shall take place at the closing (the “Closing”) to be held on March 31, 2009 (the “Closing Date”) or such other date or time as is mutually agreed by the parties hereto. At the Closing, the Obligors shall deliver the Note and Warrant to the Purchaser against delivery by the Purchaser to the Obligors of the purchase price therefor. Payment of such purchase prices shall be by wire transfer to an account or accounts designated by the Company, in writing.

2.05       Reserved.

2.06       Joint and Several. Each Obligor acknowledges that it is jointly and severally liable for all of the Obligations under this Agreement, the Note and the other Investment Documents. Each Obligor expressly understands, agrees and acknowledges that (i) the Obligors are all entities affiliated by common ownership, (ii) the Purchaser will be lending against, and relying on a lien upon, substantially all of the Obligors' assets even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Obligor, and (iii) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Investment Documents shall be applicable to, shall be deemed made or granted, and shall be binding upon each Obligor, on a joint and several basis.

ARTICLE 3
CONDITIONS TO THE
OBLIGATIONS OF THE PURCHASER
TO PURCHASE THE SECURITIES

The obligation of the Purchaser to purchase the Securities and to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Purchaser of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Obligors.

3.01       Representations and Warranties. The representations and warranties of the Obligors contained in the Investment Documents (including Article 5 hereof) or in any certificate delivered in connection therewith shall be true and correct in all material respects at and as of the date hereof and the Closing Date as if made at and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warrants shall be true and correct in all material respects as of such date), and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by a Responsible Officer of the Company on behalf of itself and the other Obligors.

3.02       Compliance with this Agreement. The Obligors shall have performed and complied in all material respects with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by such party on or before the Closing Date, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by a Responsible Officer of the Company on behalf of itself and the other Obligors.

3.03       Secretary's Certificates. The Purchaser shall have received certificates from each Obligor, dated the Closing Date and signed by a Responsible Officer of such Obligor, certifying (a) that the attached copies of such Obligor's Articles of Incorporation and by-laws (or equivalents), and resolutions of the Governing Board approving the Investment Documents to which it is a party and the transactions contemplated hereby and thereby are alt true, complete and correct and remain unamended and in full force and effect, and (b) the incumbency and signature of each officer of such Obligor executing any Investment Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Obligor.

3.04       Purchase of Securities Permitted by Applicable Laws. The acquisition of and payment for the Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Investment Documents (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which the Purchaser or the transactions contemplated by or referred to herein or in the Investment Documents are subject; and the Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

3.05       Opinion of Counsel. The Purchaser shall have received an opinion of outside counsel to the Obligors, dated as of the Closing Date and addressed to the Purchaser, relating to the transactions contemplated herein, substantially in the form attached hereto as Exhibit B.

3.06       Reserved.

3.07       Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, all Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of each Obligor necessary, desirable, or required in connection with the execution, delivery or performance (including, the payment of interest on the Note) by each Obligor or enforcement against each Obligor of the Investment Documents to which it is a party shall have been obtained and be in full force and effect, except to the extent a Material Adverse Effect would not reasonably be expected to occur, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

3.08       No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Purchaser, would prohibit the purchase of the Securities hereunder or subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Securities were to be purchased hereunder.

3.09       Good Standing Certificates. The Obligors shall have delivered to the Purchaser as of the Closing Date, good standing certificates of each for their respective jurisdictions of formation and all other jurisdictions where each is qualified to conduct business.

3.10       No Litigation. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or, to the knowledge of the Obligors, been threatened in writing, no investigation by any Governmental Authority shall have been commenced and, to the knowledge of the Obligors, no action, suit or proceeding by any Governmental Authority shall have been threatened in writing against the Purchaser or any of the Obligors (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to the Obligors, severally or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

3.11       Series E Purchase Documents. The Purchaser shall have received a certificate of the Secretary of the Company attaching true and complete copies of each of the Series E Purchase Documents. The Series E Investment and other transactions contemplated by the Series E Purchase Documents shall have been consummated substantially in accordance with the respective terms and conditions thereof, except for waivers of conditions consented to by the parties thereto.

3.12       Senior Loan Documents. The Purchaser shall have received a certificate of the Secretary of the Company attaching true and complete copies of each of the Senior Loan Documents and certifying that (a) such documents have been executed in substantially the form approved by the Governing Board, (b) such documents have not been amended and are in full force and effect, and (c) no Obligor is in default in the performance or compliance with any of the terms or provisions thereof, except as has previously been disclosed to Purchaser in the Disclosure Schedule.

3.13       SBA Forms and Regulatory Representation Letter. The Small Business Administration Forms 480, 652 and 1031 and SBA Regulatory Representation Letter shall have been duly executed and/or acknowledged by all parties thereto.

3.14       Solvency Certificate; Insurance. The Purchaser shall have received:

(a)         a certificate from a Responsible Officer of each Obligor stating that such Obligor is Solvent after giving effect to the transactions contemplated to occur under the Investment Documents; and

(b)         evidence of insurance complying with the requirements of Section 8.08 for the business and properties of each Obligor and its Subsidiaries.

3.15       Other Documents. The Purchaser shall have received true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings as it may request in connection with or relating to the transactions contemplated hereby and under the Investment Documents, all in form and substance reasonably satisfactory to the Purchaser, including the execution by the Company of each Investment Document to which it is a party.

ARTICLE 4
CONDITIONS TO THE OBLIGATIONS
OF THE COMPANY TO ISSUE AND SELL THE SECURITIES

The obligations of the Company to issue and sell the Securities and to perform its other obligations hereunder relating thereto shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Closing Date:

4.01       Representations and Warranties. The representations and warranties of the Purchaser contained in Article 6 hereof shall be true and correct in all material respects at and as of the date hereof and the Closing Date as if made at and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warrants shall be true and correct in all material respects as of such date).

4.02       Compliance with this Agreement. The Purchaser shall have performed and complied with in all material respects all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS

Except as set forth on the Disclosure Schedule delivered to the Purchaser at the Closing, which exceptions contained therein shall be deemed to be representations and warranties as if made hereunder (and which Disclosure Schedule shall be organized by the appropriate Sections and subsections of this Article 5), the Obligors hereby jointly and severally represent and warrant to the Purchaser (unless the context otherwise requires, after giving effect to the transactions contemplated by the Investment Documents) as follows:

5.01       Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each other Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Obligor has the requisite corporate or other organizational power and authority to, and all corporate/organizational action on the part of such Obligor, its officers, directors, managers, members, partners and stockholders (as applicable) has been taken that is necessary to, own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Investment Documents to which it is a party, to issue and sell the Securities, and to perform its obligations pursuant to the Investment Documents to which it is a party. Each Obligor is qualified to do business as a foreign entity and is in good standing in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in the Disclosure Schedule, none of the Obligors has done business under any name other than specified on the signature page hereof (or joinder hereto or applicable Guaranty), and each Obligor's exact legal name is as set forth on the signature page hereof (or joinder hereto or applicable Guaranty). The chief executive office of each Obligor is located at the address indicated in Section 14.03 (except to the extent that the Obligors otherwise notify Purchaser).

5.02       Subsidiaries. As of the Closing Date, the Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, and the Company is not a participant in any joint venture, partnership or similar arrangement.

5.03       Capitalization.

(a)          Immediately prior to the Closing, the authorized capital stock of the Company will consist of 42,947,250 shares of Common Stock, $0.0001 par value (the “Common Stock”), of which 8,455,025 shares are issued and outstanding, and 29,242,009 shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”), (i) 7,723,640 of which are designated Series A Preferred Stock, 3,223,640 shares of which are issued and outstanding, (ii) 2,600,000 of which are designated Series B Preferred Stock, 2,600,000 shares of which are issued and outstanding, (iii) 2,456,249 of which are designated Series C Preferred Stock, 2,031,249 shares of which are issued and outstanding, (iv) 14,416,666 of which are designated Series D Preferred Stock, 10,625,000 shares of which are issued and outstanding, and (v) 6,545,454 of which are designated Series E Preferred Stock (the “Series E Preferred Stock”), 5,272,727 of which are issued and outstanding. The Common Stock and each series of the Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Articles of Incorporation.

(b)         The Company has duly and validly reserved:

(i)          The shares of Series E Preferred Stock issuable upon exercise of the Warrant (the “Series E Warrant Shares”); and

(ii)         1,054,543 shares of Common Stock (as may be adjusted in accordance with the provisions of the Articles of Incorporation) for issuance upon conversion of the Series E Warrant Shares (the “Conversion Shares”); and 5,976,126 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its 1999 Stock Plan, under which options to purchase 4,866,915 shares of Common Stock are issued and outstanding hereof at the exercise prices set forth on the Disclosure Schedule and 1,109,211 shares of Common Stock remain available for issuance to employees, consultants and directors as of the date of this Agreement. All such outstanding options have been issued in compliance with state and federal securities laws.

(c)          The Disclosure Schedule lists all holders of outstanding capital stock of the Company as of the Closing Date.

(d)          All issued and outstanding shares of the Company's Common Stock and Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(e)          The rights, preferences, privileges and restrictions of the Common Stock and Preferred Stock are as stated in the Articles of Incorporation. Each series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the Closing Date, and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Stock.

(f)          No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any Capital Securities or rights to purchase Capital Securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of: (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company reasonably believes that the shares of Common Stock available for future issuance shall be sufficient to meet the Company's equity incentive needs for at least the twelve (12) month period following the Closing Date. The Company has obtained an independent valuation of its Common Stock that meets applicable requirements of Section 409A of the Code. No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code.

(g)         The Series E Warrant Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement and the Warrant, will be duly and validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Articles of Incorporation, the Warrant and applicable law, will be duly and validly issued, fully paid and nonassessable. The Warrant, the Series E Warrant Shares and the Conversion Shares will be free of any Liens, other than any Liens created by or imposed upon the Purchaser; provided, however, that the Warrant, the Series E Warrant Shares and the Conversion Shares are subject to restrictions on transfer under state or federal securities laws and as set forth herein and in the Warrant. The Warrant, the Series E Warrant Shares and the Conversion Shares are not subject to any preemptive rights or rights of first refusal.

(h)         Except as otherwise set forth in the Disclosure Schedule, there are no options, warrants or other rights, orally or in writing, to purchase or acquire any of the Company's authorized and unissued Capital Securities.

5.04       Authorization. All corporate/organizational action on the part of each Obligor and its directors, officers, managers, members, partners and stockholders (as applicable) necessary for (a) the authorization, execution and delivery by each Obligor of this Agreement and each other Investment Document to which it is a party, (b) the authorization, sale, issuance and delivery of the Securities, and (c) the performance of all of the obligations of each Obligor under this Agreement and each other Investment Document to which it is a party has been taken prior to the Closing. As to any Obligor, this Agreement and each other Investment Document to which it is a party, does constitute, or when executed and delivered by such Obligor shall constitute, valid and binding obligations of such Obligor, enforceable in accordance with their terms, except (i) as limited by applicable laws relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles, of equity, and (iii) to the extent the indemnification provisions contained herein or therein may further be limited by applicable laws and principles of public policy.

5.05       Financial Statements.

(a)          The Company has delivered to the Purchaser the unaudited balance sheet, income statement and statement of cash flow of the Company as of and for the periods ended December 31, 2007 and December 31, 2008 and as of and for the two-month period ended February 28, 2009 (the “Financial Statements”). The Financial Statements are correct in all material respects and present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein. The Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and subject to customary year-end adjustments). Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, that are required to be set forth in the Financial Statements in accordance with GAAP, other than: (i) liabilities incurred in the ordinary course of business and (ii) obligations and liabilities which, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

(b)         The projections of the Company heretofore delivered to the Purchaser (i) were prepared by the Company in the ordinary course of their respective operations consistent with past practice, (ii) are the most current projections prepared by the Company relating to the periods covered thereby, and (iii) are based on assumptions which were reasonable when made and such assumptions and projections are reasonable on the date hereof. The Company has not delivered to any Person any later dated projections. Notwithstanding the foregoing, none of the Obligors does represent or warrant that any Obligor will achieve any financial projections provided to the Purchaser.

5.06       Changes. Except as set forth on the Disclosure Schedule, since December 31, 2008, other than as contemplated by the Investment Documents, there has not been;

(a)         any change in the Condition of the Obligors from that reflected in the Financial Statements, except changes in the ordinary course of business and those changes which have not had a Material Adverse Effect;

(b)         any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect;

(c)         any waiver by any Obligor of a valuable right or of a material debt owed to it;

(d)         any entry into, or any material change or amendment to, any material agreement by which any Obligor or any of its assets or properties is bound or subject;

(e)         any loans or guarantees made by any Obligor to or for the benefit of any of its employees, officers, managers, partners or directors, or any members of their immediate families, other than travel advances and other advances to employees made in the ordinary course of its business;

(f)          any sale, assignment or transfer of any material Intellectual Property or other intangible assets;

(g)         any satisfaction or discharge of any Lien or claim, or any payment of any obligation by any Obligor, except in the ordinary course of business or that has not had a Material Adverse Effect;

(h)         any authorization, declaration, setting aside or payment or other distribution in respect of any of any Obligor's Capital Securities, or any direct or indirect redemption, purchase or other acquisition of any of such Capital Securities by any Obligor;

(i)          any Lien created by any Obligor with respect to any of its material properties or assets, except Liens for taxes not yet due or payable;

(j)          any capital expenditures or commitments therefor that aggregate in excess of $350,000;

(k)         any steps taken to incorporate, organize or otherwise form any Subsidiary;

(l)          any resignation or termination of employment of any officer or key employee of any Obligor; and, to the knowledge of the Obligors, there does not exist any impending resignation or termination of employment of any such officer or key employee;

(m)        any material change in any compensation arrangement or agreement with any executive officer, director, manager, member, partner or shareholder;

(n)         any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Obligor;

(o)         to the knowledge of the Obligors, any other event or condition of any character that has had a Material Adverse Effect; or

(p)         any agreement or commitment by any Obligor to do any of the things described in this Section 5.06.

5.07       Agreements; Action.

(a)         The Disclosure Schedule sets forth all agreements, understandings or proposed transactions between any Obligor and any of its employees, officers, directors, members, managers, partners, or Affiliates, or any Affiliate thereof, including without limitation any loans or advances to any such Person in excess of $10,000, other than ordinary advances to employees for travel expenses, and other than employment, confidentiality, stock option and inventions agreements.

(b)         The Disclosure Schedule lists all agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which any Obligor is a party or by which it is bound that may involve (the “Material Contracts”): (i) obligations (contingent or otherwise) of, or payments by any Obligor in excess of, $350,000; or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from any Obligor outside of the ordinary course of business; or (iii) the granting of any rights related to the development, manufacture, production, assembly, licensing, marketing, sate or distribution of any Obligor's products or services outside the ordinary course of business; or (iv) those five (5) individual (x) licenses of any patent, copyright, trade secret or other proprietary right to or from any Obligor in the ordinary course of business or (y) grants of any rights related to the development, manufacture, production, assembly, licensing, marketing, sale or distribution of any Obligor's products or services in the ordinary course of business, which constitute the top five (5) deals based upon the aggregate amounts payable or paid to or from any Obligor with respect thereto in the consecutive 12-month period preceding the Closing Date; or (v) indemnification by any Obligor with respect to infringements of proprietary rights, except those listed in. To the best of the Company's knowledge (without investigation), all Material Contracts are valid and binding, and each party thereto is in compliance therewith. None of the Obligors has received any written indication of an intention to terminate any Material Contract by any of the parties to any such Material Contract.

(c)          Since the date of the Financial Statements, the Company has not incurred any Indebtedness in excess of $350,000, individually or in the aggregate.

5.08       Intellectual Property. The Obligors own and possess or have a license or other right to use (or can obtain the right to use on commercially reasonable terms) all Intellectual Property as is necessary for the conduct of the respective businesses of the Obligors, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Obligors know of any valid basis for any such claim. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, except if any of such events (either singly or in the aggregate) could not have a Material Adverse Effect, and, to the Obligors' knowledge, none of the Obligors is liable to any Person for infringement under Requirements of Law with respect to any such rights as a result of its business operations.

5.09       Title to Properties and Assets; Liens.

(a)         Each Obligor has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, deed of trust, pledge, Lien, lease, encumbrance or charge, other than Permitted Encumbrances. All material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by any Obligor are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

(b)         Except as set forth in the Disclosure Schedule and except for Collateral located at the Company's hosting location in Texas, all Collateral with a value in excess of $350,000 is located solely in California.

(c)          The accounts receivable of any Obligor are bona fide existing obligations, and the property or services giving rise to such accounts receivable has been delivered or rendered to the account debtor thereof or its agent for immediate shipment to and unconditional acceptance by such account debtor.

(d)         The Inventory of any Obligor is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

(e)          Other than as disclosed in the Disclosure Schedule, no Obligor, nor any of its respective assets, are subject to the terms of any Material Contract under which the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such Material Contract.

5.10       Compliance with Other Instruments. None of the Obligors is in violation or default of any term of its Articles of Incorporation, or of any term or provision of any material mortgage, indebtedness, indenture, note, lease, contract, agreement, instrument, purchase order, judgment, order, writ or decree to which it is party or by which it is bound. None of the Obligors is in violation of any Requirements of Law applicable to it, the violation of which would have a Material Adverse Effect. The execution and delivery of this Agreement and each other Investment Document to which it is a party, by each Obligor, the performance by each Obligor of its obligations pursuant hereto and thereto, the consummation of the transactions contemplated hereby and thereby and the issuance of the Securities will not, with or without the passage of time and giving of notice, result in. any violation of, be in conflict with, or constitute a default under, the Articles of Incorporation or Bylaws of any Obligor, or any material agreement, contract, instrument, judgment, order, writ, or decree, nor will it result in the creation of any material mortgage, pledge, Lien, encumbrance or charge upon any of the properties or assets of any Obligor (other than in favor of Purchaser) or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to any Obligor, its business or operations or any of its assets or properties.

5.11       Litigation. There are no actions, suits, proceedings, arbitrations or investigations pending against any Obligor or its properties (nor has any Obligor received written notice of any threat thereof) or before any court or Governmental Authority. The Obligors are not aware of any basis for any action, suit, proceeding, arbitration or investigation that would question the validity of the Investment Documents or the right of any Obligor to enter into them, or the right of each Obligor to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to any Obligor, would or could reasonably be expected to have a Material Adverse Effect. None of the Obligors is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority. There is no action, suit or proceeding by any Obligor pending or which any Obligor intends to initiate. The foregoing includes, without limitation, actions, suits or proceedings pending or threatened in writing (or any basis therefor known to the Obligors) involving the prior employment of any of the employees of any Obligor, their use in connection with the business of any Obligor, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

5.12       Governmental Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of any Obligor is required in connection with the valid execution and delivery of this Agreement, or any other Investment Document to which it is a party, the offer, sale or issuance of the Securities, or the consummation of any other transaction contemplated by this Agreement or any other Investment Document, except (i) the filing of such notices as may be required under the Securities Act and (ii) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor. Permits. Each Obligor has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. None of the Obligors is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.14       Offering. No form of general solicitation or general advertising was used by any Obligor or its respective representatives in connection with the offer or sale of the Securities. Assuming the accuracy of the Purchaser's representations and warranties in Article 6, no registration of the Securities pursuant to the provisions of the Securities Act or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Securities as contemplated by this Agreement. Neither any Obligor nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.15       Broker's, Finder's or Similar Fees. None of the Obligors owe any fees or commissions of any kind, or know of any claim for any fees or commissions, in connection with the transactions contemplated hereby.

5.16       Tax Returns and Payments. Each Obligor has timely filed all material tax returns and reports (federal, state and local) pursuant to all Requirements of Law. These returns and reports are true and correct in all material respects. Each Obligor has paid all Taxes and other assessments due, except those listed in the Disclosure Schedule that any Obligor is contesting in good faith. The provision for Taxes of the Company as shown in the Financial Statements is adequate for Taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Code to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a Material Adverse Effect. The Company has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by any Governmental Authority. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all Taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all Taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries. The Company has not been advised (a) that any of its tax returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other Taxes.

5.17       Operating Company. Each Obligor is “an entity that is primarily engaged, directly or though a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital” within the meaning of the U.S. Department of Labor plan asset regulations, 29 C.F.R. §2510.3-101.

5.18       Investment Company/Government Regulations. No Obligor will be, upon consummation of the transactions contemplated by the Investment Documents, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Obligor is subject to any federal or state statute or regulation limiting its ability to incur Indebtedness. No Obligor is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of the Note will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

5.19       Labor Relations and Employment Agreements. No Obligor is, as of the Closing Date, party to or bound by any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. There are not any pending or, to the Obligors' knowledge, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

5.20       Employee Benefit Plans.

(a)          As of the Closing Date, none of the Obligors or any ERISA Affiliate thereof maintains or contributes to, or has any obligation under, any employee benefit plans other than those identified on the Disclosure Schedule.

(b)          Each Obligor (and each Subsidiary thereof) has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Obligor's failure to comply with ERISA that is reasonably likely to result in any Obligor incurring liability that could reasonably be expected to have a Material Adverse Effect.

5.21       Obligations to Related Parties. No employee, officer, director, manager or, to the knowledge of the Obligors, stockholder, member or partner of any Obligor or member of his or her immediate family, or any Affiliate or Subsidiary of any Obligor or any other Related Party (the “Related Parties”), is indebted to any Obligor, nor is any Obligor indebted (or committed to make loans or extend or guarantee credit) to any of the Related Parties other than (i) for payment of salary to employees for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of such Obligor and (iii) to employees for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the applicable Governing Board of such Obligor and stock purchase agreements approved by the applicable Governing Board of such Obligor). To the knowledge of the Obligors, none of the Related Parties has any direct or indirect ownership interest in any Person which is an Affiliate of any Obligor or with which any Obligor has a business relationship, or any Person that directly competes with any Obligor, except in connection with the ownership of no more than two percent (2%) of the capital stock of any publicly-traded company. To the knowledge of the Obligors, no Related Party is, directly or indirectly, interested in any Material Contract with any Obligor or any Subsidiary or Affiliate thereof (other than such contracts as relate to any such person's ownership of Capital Securities of such Obligor). None of the Obligors is a guarantor or indemnitor of any Indebtedness of any Person.

5.22       Insurance. Each Obligor has in full force and effect insurance policies that comply with the criteria set forth in Section 8.08 hereof. All such policies will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated in the Investment Documents.

5.23       Environmental Laws; Safety Laws. To its knowledge, none of the Obligors is in violation of any Environmental Laws or any applicable statute, law, or regulation relating to occupational health and safety, which violation could reasonably be expected to result in a Material Adverse Effect, and to the knowledge of the Obligors, no material expenditures are or will be required in order to comply with any such existing Environmental Laws or any applicable statute, law, or regulation relating to occupational health and safety.

5.24       Disclosure.

(a)          Agreement and Other Documents. The Company has provided the Purchaser with all of the information regarding the Company reasonably requested and without undue expense that the Purchaser has requested for deciding whether to purchase the Securities. To the knowledge of the Obligors, none of the Investment Documents nor any other documents or certificates delivered in connection herewith or therewith, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(b)          Material Adverse Effects. There is no fact known to the Obligors which the Company has not disclosed to the Purchaser in writing which could reasonably be expected to result in a Material Adverse Effect

5.25       Small Business Concern. The representations of the Company contained in the SBA Regulatory Representation Letter as to its status as a “Small Business” are true and correct in all material respects as of the Closing Date.

5.26       Small Business Matters as to Use of Proceeds. The representations of the Company contained in the SBA Regulatory Representation Letter relating to the use of proceeds from the sale of the Note and the Warrant are true and correct in all material respects as of the Closing Date. The use of proceeds from the Company's sale of the Note and the Warrant to the Purchaser will be only for those purposes described in the SBA Regulatory Representation Letter. If any Obligor breaches the foregoing representations or the representation in Section 5.25 above in any material respect, then, in addition to all other remedies available to the Purchaser, the Purchaser may demand that the Obligors repurchase the Note and the Warrant acquired by the Purchaser at the original purchase prices, plus accrued and unpaid interest (less any amount of principal that has been previously paid). Upon the request of the Purchaser, the Obligors shall furnish to the Purchaser promptly (and in any event within 20 days of such request) all information necessary in order for the Purchaser to prepare and file SBA Form 468 and any other information requested or required by any Governmental Body asserting jurisdiction over the Purchaser.

5.27       No Default or Breach. To the knowledge of each Obligor, no event has occurred and is continuing or would result from the incurring of obligations by any Obligor under any of the Investment Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. To the knowledge of each Obligor, no Obligor is in default under or with respect to any Material Contract (including without limitation each Series E Purchase Document) in any material respect.

5.28       Solvency. As of the Closing Date and after giving effect to the transactions contemplated to occur under the Investment Documents on or before the Closing, each Obligor and each of its respective Subsidiaries will be Solvent.

5.29       Transaction Payments. Except as set forth on the Disclosure Schedule, neither the execution, delivery and performance by any Obligor of this Agreement, nor the execution, delivery and performance by any Obligor of any of the other Investment Documents, nor the consummation of the transactions contemplated hereby shall require any payment by any Obligor or any Affiliate thereof, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement. There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which have been or will be materially accelerated, as a result of this Agreement or the other Investment Documents or the occurrence of any of the transactions contemplated hereby or thereby. There are no payments or other benefits payable by any Obligor, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Investment Documents.

5.30       Foreign Assets Control Regulations, etc. Neither the sale of the Securities by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limitation, none of the Obligors nor, to the best of the Obligors' knowledge after due inquiry, any Person who or which owns a controlling interest in or otherwise controls any of the Obligors, is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists”) maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”), (ii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 (“Cuban Designated Nationals”) (the SDN List, the Other Lists and Cuban Designated Nationals are referred to herein, collectively, as the “Lists”), or (iii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”).

5.31       Series E Purchase Documents. The transactions contemplated by the Series E Purchase Agreement have been consummated substantially in accordance with the respective terms and conditions thereof, and, since such consummation, the Series E Purchase Documents have not been amended or modified. No Investors (as defined by the Series E Purchase Agreement) has notified the Company, or made any claim, that the Company has breached any terms and conditions of the Series E Purchase Documents.

ARTICLE 6
REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as follows:

6.01       Authorization; No Contravention. The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary organizational action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

6.02       Binding Effect. This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

6.03       No Legal Bar. The execution, delivery and performance of this Agreement by it will not violate any Requirement of Law applicable to it.

6.04       Purchase for Own Account. The Securities to be acquired by the Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such security or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Securities, under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If the Purchaser should in the future decide to dispose of any part of such securities, it understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. The Purchaser agrees to the imprinting of a legend on certificates representing such securities to the following effect: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

6.05       Restricted Securities. The Purchaser understands that (i) the Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and have not been qualified under any state securities laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (ii) the Company's reliance on such exemptions is predicated on the Purchaser's representations set forth herein. The Purchaser understands that the resale of the Securities may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities law or is exempt from such registration.

6.06       Capacity to Protect Interests.

(a)          The Purchaser by reason of Purchaser's business or financial experience or the business or financial experience of Purchaser's professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and to protect Purchaser's own interests in connection with the transactions contemplated by this Agreement. Based upon the representations and warranties given by the Obligors under Article 5, the Purchaser is aware of the Company's proposed business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.

(b)          The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser is able to bear the economic risk of the purchase of the Securities pursuant to the terms of this Agreement, including a complete loss of the Purchaser's investment in the Securities.

6.07       Corporate Existence and Power. The Purchaser is a duly organized and validly existing limited partnership, and in good standing under the jurisdiction of its formation.

6.08       Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by it.

6.09       Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Purchaser or enforcement against it of this Agreement or the transactions contemplated hereby.

ARTICLE 7
INDEMNIFICATION

7.01       Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Obligors agree to jointly and severally indemnify and hold harmless the Purchaser and its Affiliates, and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between any Obligor (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (including all fees, costs and expenses arising out of or incurred in connection with the enforcement of any of the Investment Documents and collection of any payments due to the Purchaser thereunder) (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Obligors in this Agreement, the Note, or the other Investment Documents, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, the Note or the other Investment Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, actions brought by the Purchaser, any Obligor or any of its Subsidiaries or any holders of equity or indebtedness of any Obligor or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the name of any Obligor or any Subsidiary thereof), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Investment Documents, the transactions contemplated thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby or the use of proceeds of the Securities or arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any of the Obligors or any of their respective Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses; provided, however, that the Obligors shall not be liable under this Section 7.01 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without the Company's consent (which consent shall not be unreasonably withheld or delayed), (b) to the extent that it is finally judicially determined that such Liabilities resulted from the willful misconduct or gross negligence of such Indemnified Party, or (c) to the extent that it is finally judicially determined that such Liabilities resulted from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; provided, further, that, if and to the extent that such indemnification is unenforceable for any reason, the Obligors shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Obligors to indemnify for expenses as set forth above, the Obligors further agree, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between any Obligor (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that, if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted from (i) the willful misconduct or gross negligence of such Indemnified Party, or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any other Investment Document.

7.02       Procedure; Notification. Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Obligors under this Article 7, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve any Obligor from any liability which it may have to such Indemnified Party unless, and only to the extent that, as to the indemnification obligations of each Obligor, such omission results in such Obligor's forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which any Obligor, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Obligors' expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between any Obligor, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall any Obligor be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. Each Obligor agrees that it will not, without the prior written consent of the relevant Indemnified Parties, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. No Obligor shall be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the Company's written consent, which consent shall not be unreasonably withheld or delayed. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

ARTICLE 8
AFFIRMATIVE COVENANTS

Until the payment by the Obligors of all principal of and interest on the Note and all other amounts due to the Purchaser under this Agreement and the other Investment Documents, including, all fees, expenses and amounts due in respect of indemnity obligations under Article 7 (other than inchoate indemnity obligations), the Obligors hereby jointly and severally covenant and agree with the Purchaser (unless otherwise permitted in writing by the Purchaser) as follows:

8.01       Financial Statements and Other Information. Each Obligor shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Obligors shall deliver to the Purchaser each of the financial statements and other reports described below:

(a)          Periodic Financial Information. As soon as available, and in any event within thirty (30) days after the end of each calendar month, the Obligors shall deliver the unaudited consolidated balance sheets and statements of income of the Obligors and their respective Subsidiaries, as at the end of such month, and within forty-five (45) days after the end of each fiscal quarter, the Obligors shall deliver, unaudited stockholders' equity and cash flow for such quarter and for the period from the beginning of the then current Fiscal Year to the end of such quarter. The Obligors shall, within thirty (30) days after the end of each month of each Fiscal Year, deliver to the Purchaser an aged analysis of all outstanding accounts receivable of each Obligor; provided, however, that the Obligors may discharge this obligation by delivering to the Purchaser any accounts receivable aging report required under the Senior Credit Agreement at the times set forth in the Senior Credit Agreement.

(b)          Year-End Financial Information. As soon as available and in any event within two hundred seventy (270) days after the end of the Fiscal Year (commencing with the Fiscal Year ending December 31, 2009), the Obligors shall deliver the consolidated balance sheets of the Obligors and their respective Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year and (ii) a report with respect to the financial statements from a firm of certified public accountants selected by the Obligors, which report shall be issued pursuant to an audit conducted by such firm of certified public accountants in conformity with GAAP. Such report shall contain an “Unqualified” opinion (as such term is defined in AU Section 508.10 of the American Institute of Certified Public Accountants Professional Standards); provided that such opinion may have a “going concern” qualification as a consequence of any Obligor not having at least 12 months of cash from the date of issuance of such opinion.

(c)          Compliance Certificate. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each Obligor, the Obligors shall deliver or cause to be delivered a fully and properly completed compliance certificate (in substantially the form attached hereto as Exhibit C (or in such other form or substance as shall be satisfactory to the Purchaser and referred to as a “Compliance Certificate”) signed by the chief executive officer or chief financial officer of each Obligor.

(d)          Accountants' Reports. Promptly upon receipt thereof by any Obligor, the Obligors shall deliver to the Purchaser copies of all significant reports submitted by any Obligor's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of any Obligor or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(e)          Other Supplied Information. If applicable, the Obligors shall deliver to the Purchaser copies of all statements, reports and notices sent or made available generally by any Obligor to its holders of Capital Securities or to any holders of Subordinated Debt or to Senior Lender, and all reports on Forms 10-K and 10-Q filed with the Commission.

(f)           Projections. As soon as practicable but in no event later than thirty (30) days before the end of each Fiscal Year, beginning with the Fiscal Year commencing January 1, 2010, the Obligors shall prepare and deliver to the Purchaser an annual business plan including operating budget and such budgets, sales projections, operating plans or other financial information generally prepared by the Company in the ordinary course of business for the next succeeding Fiscal Year.

(g)          Reserved.

(h)          Events of Default, Etc. Promptly upon the Obligors obtaining knowledge of any of the following events or conditions, the Obligors shall deliver to the Purchaser copies of all notices given or received by any Obligor or any of its Subsidiaries with respect to any such event or condition and a certificate of the Company's chief executive officer specifying the nature and period of existence of such event or condition and what action the Obligors have taken, are taking and propose to take with respect thereto: (i) any condition or event that constitutes a Default, Event of Default or breach of any material provision of this Agreement or any other Investment Document or any default or event of default under the Senior Loan Documents and (ii) any notice that any Person has given to the Obligors or any Subsidiary, or any other action, taken with respect to a claimed default in any material agreement evidencing Indebtedness or any other material agreement to which the Obligors or any Subsidiary is a party.

(i)           Litigation. Promptly upon any officer of any of the Obligors obtaining knowledge of (i) the institution of any material action, suit, proceeding, governmental investigation or arbitration against or affecting any of the Obligors or any of its Subsidiaries or any property of the Obligors or any of its Subsidiaries or purporting to invalidate or enjoin this Agreement or any Investment Document not previously disclosed by the Obligors to the Purchaser, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any of the Obligors or any of their respective Subsidiaries or any property of any of the Obligors or any of their respective Subsidiaries which, in each case, is reasonably expected to have a Material Adverse Effect, the Obligors shall promptly give notice thereof to the Purchaser and provide such other information as may be reasonably available to them to enable the Purchaser and its respective counsel to evaluate such matter; provided that no information need be provided to the extent it is reasonably necessary to preserve the attorney-client privilege.

(j)           Subsidiaries. Not less than fifteen (15) days prior to creating a Subsidiary or acquiring the stock of, or other equity interests in, a Person such that such Person will become a Subsidiary, which Subsidiary will have assets or a book value in excess of 10% of the Company's consolidated assets or book value (or if the assets or book value of such Subsidiary and all other Domestic Subsidiaries that are not Obligors exceeds 10% of the Company's consolidated assets or book value), as applicable, or upon becoming aware that an existing Subsidiary has assets or a book value in excess of 10% of the Company's consolidated assets or book value (or if the assets or book value of such Subsidiary and all other Domestic Subsidiaries that are not Obligors exceeds 10% of the Company's consolidated assets or book value), as applicable, the Obligors shall notify the Purchaser of their intention to create such Subsidiary or acquire such stock or equity interests or change in status of an existing Subsidiary, and following such notice the Obligors shall cause such Subsidiary, if such Subsidiary is a Domestic Subsidiary, to execute a joinder to this Agreement and the other Investment Documents, a Guaranty and other documents as the Purchaser may reasonably request, in each case in form and substance reasonably satisfactory to the Purchaser, whereupon such Subsidiary shall be deemed an “Obligor” hereunder. No Obligor shall transfer, sell, assign, lease or license any of its assets (including without limitation any Intellectual Property) to any Domestic Subsidiary of any Obligor that meets the criteria set forth above, or enter into any agreement with any such Domestic Subsidiary, unless and until such Domestic Subsidiary is an “Obligor” hereunder pursuant to the above. For the avoidance of doubt, no Foreign Subsidiary is required to become an Obligor hereunder.

(k)          Notice of Corporate Changes. The Obligors shall provide prompt written notice to the Purchaser, which may be provided to the Observer, of any material change after the Closing Date in the authorized and issued Capital Securities of the Obligors or any of their respective Subsidiaries or any other material amendment to its charter, operating agreement, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable.

(l)           No Defaults. The Company shall deliver to the Purchaser concurrently with the delivery of the financial statements referred to in Section 8.01(b), a certificate of the Company's chief financial officer stating that to his or her knowledge no Event of Default shall have occurred during the period covered thereby, except as specified in such certificate.

(m)         Board Packages. The Company shall also provide to the Purchaser copies of all notices, reports, minutes, packages and consents delivered to the Governing Board thereof or any committee (other than the compensation committee) thereof at the time and in the manner as the same are so provided to such Governing Board or such committee (other than the compensation committee); provided that the foregoing shall not apply to the extent that it is reasonably necessary (i) to preserve the attorney-client privilege, (ii) to prevent disclosure of confidential proprietary information related to transactions with other portfolio companies of the Purchaser in which the Purchaser has a material financial interest, or (iii) to protect against disclosure of information related to the topic of paying for, refinancing, repurchasing or redeeming the Note or any other matter related to the Note.

(n)          Other Information. With reasonable promptness, the Obligors shall deliver such other information and data with respect to the Obligors or any of their Subsidiaries as from time to time may be reasonably required by the Purchaser.

8.02       Preservation of Corporate Existence. Each of the Obligors shall, and shall cause each of its Subsidiaries to:

(a)          preserve, renew and maintain in full force and effect its corporate (or, as applicable, limited liability partnership or other entity) existence except as permitted by Section 9.01;

(b)          keep its material properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its material properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved;

(c)          file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by each Governmental Authority except to the extent that such failure to file would not reasonably be expected to result in a Material Adverse Effect; and

(d)          take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

8.03       Payment of Obligations. Each of the Obligors, shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy, at or before maturity, or before they become delinquent, as the case may be, all their respective obligations and liabilities, including without limitation:

(a)          all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and any additional costs that are imposed as a result of any failure to pay, discharge or otherwise satisfy such obligations, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by any such Obligor or Subsidiary;

(b)          all material lawful claims which any of the Obligors or any of their respective Subsidiaries are obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by any such Obligor or Subsidiary; and

(c)          all material payments of principal, interest and other material amounts when due on Indebtedness.

8.04       Compliance with Laws. Each of the Obligors shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law and with the directions, orders, requirements and demands of each Governmental Authority having jurisdiction over them or their business or property (including, all applicable Environmental Laws), except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

8.05        Reserved.

8.06        Inspection. Each of the Obligors shall permit, and shall cause its Subsidiaries to permit, representatives of the Purchaser, from time to time (but not more than twice per calendar year unless an Event of Default has occurred and is continuing in which case the foregoing limitation shall not apply), and upon reasonable prior notice and during regular business hours without disruption to the business of the applicable Obligor or Subsidiary, to: (a) visit and inspect the properties of such Obligor or such Subsidiary; (b) inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and (c) discuss with each of the officers of such Obligor or such Subsidiary the business, assets, liabilities, financial condition, results of operations and business prospects of such Obligor or Subsidiary.

8.07        Payment of Note. The Obligors shall pay the principal of, premium on (if any), interest on and other amounts due in respect of, the Note on the dates and in the manner provided in the Note.

8.08       Maintenance of Properties; Insurance.

(a)          Reserved.

(b)          Each of the Obligors shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurers that have a rating of “A” or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds, and in amounts, customarily carried or maintained by companies of established reputation engaged in similar businesses and will deliver evidence thereof to Purchaser. Without limiting the foregoing, the Obligors shall establish by the Closing Date, and maintain at all times thereafter, business interruption insurance in an amount satisfactory to the Purchaser. All such property insurance policies shall contain a lender's loss payable endorsement, in form satisfactory to the Purchaser, showing the Purchaser as an additional loss payee, and all liability insurance policies shall show the Purchaser as an additional insured. All insurance policies shall provide that such may not be canceled unless the insurance carrier gives at least 30 days prior written notice of such cancellation to the Purchaser.

(c)          The Company shall obtain, by December 31, 2009, and, thereafter, until the Note is indefeasibly paid in full in cash, maintain an insurance policy or policies on the life of Adam Miller, with an aggregate death benefit to the Company of not less than $5,000,000 (the “Key Man Life Insurance Policy”), the premiums for which policy may be paid on a “split dollar” basis. The portion of the benefits payable to the Company under the Key Man Life Insurance Policy shall at all times be held for the benefit of the Company and shall not be collaterally assigned to any Person without the prior written consent of the Purchaser. Upon the request of the Purchaser, the Company shall provide the Purchaser with evidence reasonably satisfactory to it of the Company's compliance with this Section 8.08(c).

8.09        Reserved.

8.10       Use of Proceeds. The Company shall use the proceeds of the sale of the Securities hereunder only as follows: (i) for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Investment Documents and (ii) for working capital purposes; provided that, notwithstanding the foregoing, no Obligor shall use any of such proceeds for the payment of the redemption price for any Obligor's redemption of any of its Capital Securities from any Person.

8.11       Observation Rights. Regardless of whether the Purchaser has a representative on the Governing Board of any Obligor, the Purchaser shall be allowed to have Victor Budnick or Ted Rice, or, if, at any time, neither individual is employed by the Purchaser, such individual that is designated in writing by the Purchaser (the “Observer”) to attend (without voting rights) each meeting of the Governing Board of the Company as well as each meeting of each committee (other than the compensation committee) of such Governing Board, including telephonic meetings of such Governing Board or committee (other than the compensation committee) thereof. The Company shall give the Observer written notice of any such meeting of such Governing Board/committee (other than the compensation committee) at the same time and in the same manner as notice is given to the members of such Governing Board/committee (other than the compensation committee). Subject to Section 8.01(m), the Observer shall also be provided with all written materials and other information (including minutes of meetings) given to the members of such Governing Board/committee (other than the compensation committee) in connection with such meetings at the same time such materials and information are given to the members of such Governing Board/committee (other than the compensation committee). If the Company proposes to take any action by written consent in lieu of a meeting of its Governing Board or committee (other than the compensation committee), the Company shall give written notice thereof to the Observer at the same time notice is delivered to such Governing Board or committee (other than the compensation committee) of such consent describing in reasonable detail the nature and substance of such action. The Obligors shall promptly reimburse in full for all reasonable and documented out-of-pocket costs and expenses actually incurred by one (1) Observer in attending up to two (2) meetings (or committee (other than the compensation committee) meetings) of such Governing Board in any calendar year, provided that the Obligors shall not have an obligation to so reimburse for more than an aggregate of $2,000 of costs and expenses per meeting. Notwithstanding the foregoing, the Observer may be excluded from any meeting of the Governing Board (or audit committee thereof) of the Company if such exclusion is reasonably necessary (i) to preserve the attorney-client privilege, (ii) to prevent disclosure of confidential proprietary information related to transactions with other portfolio companies of the Purchaser in which the Purchaser has a material financial interest, or (ii) to protect against disclosure of information related to the topic of paying for, refinancing, repurchasing or redeeming the Note or any other matter related to the Note.

8.12       Reserved.

8.13       SBA Compliance. The Obligors shall provide the Purchaser with all information, data and other material required under the SBA Regulatory Representation Letter.

8.14       SBIC Regulatory Provisions for the Benefit of Purchaser. The Obligors agree that they shall:

(a)          Use of Proceeds. Annually, in conjunction with the delivery of the audited financial statements certified by the president, chief executive officer, treasurer or chief financial officer of the Company, provide written statements sufficient to allow the Purchaser to (i) determine the continuing eligibility of the Obligors (within the meaning of the SBIC Regulations) and (ii) verify the use of the proceeds of the financing under this Agreement by the Obligors. In addition to any other rights granted hereunder, the Obligors shall grant the Purchaser and the Small Business Administration access to its books and records for the purpose of verifying the use of such proceeds and verifying the certifications made by the Obligors in SBA Forms 480 and 652.

(b)          Regulatory Violation. Not commit, nor shall allow any Subsidiary or Affiliate to commit, a Regulatory Violation (as defined below). Upon the occurrence of a Regulatory Violation or in the event that the Purchaser determines in its reasonable good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it is entitled (whether under this Agreement or any other agreement, or otherwise), the Purchaser shall have the right, to the extent required under SBIC Regulations, to demand in writing that the Obligors cure such Regulatory Violation, and if such Regulatory Violation cannot be cured in a timely manner, demand the immediate repurchase of the Note and the Warrant at a price equal to the purchase price paid for such Note and Warrant (less any principal payments made in respect thereof since the Closing Date), together with any accrued and unpaid interest, and any other amounts due and payable hereunder, by delivering written notice of such demand to the Company. The Obligors shall pay the purchase price for the Note and the Warrant by a cashier's or certified check or by wire transfer of immediately available funds to the Purchaser within thirty (30) days after the Company's receipt of the demand notice, and, upon such payment, the Purchaser shall deliver the Note or other instruments evidencing the Note being repurchased duly endorsed for transfer or accompanied by duly executed forms of assignment free of any adverse claims. For purposes of this Agreement, “Regulatory Violation” means a change in the principal business activity of any Obligor to an ineligible business activity (within the meaning of the SBIC Regulations), if such change occurs within one year after the date of the initial financing hereunder.

(c)          Economic Impact Information. Promptly after the end of each Fiscal Year, deliver to the Purchaser a written assessment of the economic impact of the Purchaser's investment in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the Purchaser's financing on the revenues and profits of each Obligor and on taxes paid by each Obligor and its employees.

(d)          Regulatory Compliance Cooperation. The Obligors shall comply with their obligations under Section 2(a) of the SBA Regulatory Representation Letter.

(e)          Prohibition on Control. Without the Purchaser's consent, no Obligor shall issue securities to any Small Business Investment Company subsequent to the Closing Date if such issuance would cause the Purchaser to be deemed a member of an Investor Group in Control of any Obligor, as those terms are defined in Title 13, Code of Federal Regulations §107.865, for a period of seven years from the date Control was initially acquired.

8.15       Post Closing Matters. The Obligors shall satisfy the matters and items set forth on Schedule 8.15 of the Disclosure Schedule within the time periods set forth on said Schedule 8.15.

8.16       Intellectual Property. Each Obligor shall, and shall cause its Subsidiaries, to maintain, preserve and renew all material Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

ARTICLE 9
NEGATIVE COVENANTS

Until the payment by the Obligors of all principal of and interest on the Note and all other amounts due at the time of payment of such principal and interest to the Purchaser under this Agreement and the other Investment Documents, including, all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7 (other than inchoate indemnity obligations), the Obligors hereby jointly and severally covenant and agree with the Purchaser as follows:

9.01       Fundamental Changes; Consolidations, Mergers and Acquisitions.    The Obligors shall not, and shall not permit any of their Domestic Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger, consolidation, asset acquisition or stock acquisition of one or more of the Domestic Subsidiaries of any Obligor with and into or to such Obligor, or (b) the merger, consolidation, asset acquisition or stock acquisition of two or more Domestic Subsidiaries of any Obligor, or (c) if after giving effect to the merger, consolidation, asset acquisition or stock acquisition, the Company will have at least $4,000,000 in cash (including any cash used as collateral for any letter of credit); so long as (in the case of clause (a), (b) or (c)): (i) the successor formed by such consolidation or amalgamation or the survivor of such merger or the purchaser of such stock or assets (the “Surviving Subsidiary”), is a solvent company organized under the laws of the United States of America or any state thereof (including the District of Columbia); (ii) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction; (iii) to the extent that the Surviving Subsidiary is not then an Obligor, the Surviving Subsidiary shall become an Obligor hereunder if required by Section 8.01(j); and (iv) prior to effecting any such merger, consolidation, asset acquisition or stock acquisition, the Obligors shall have delivered to the Purchaser the same information (financial or otherwise) that the Obligors have delivered to the applicable Governing Board(s) with respect to such transaction, as and when the same is delivered to such Governing Board(s).

9.02       Transactions with Affiliates. Except as set forth on the Disclosure Schedule, the Obligors shall not, and shall not permit any of their Subsidiaries to, engage in any transaction with any Affiliate of any Obligor or any of its other Subsidiaries (other than for services as employees, officers and directors and transactions between Obligors and their Subsidiaries, subject, however to Section 8.10(j)), including pursuant to any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or any corporation, partnership, trust or other entity in which any such Affiliate has, to the knowledge of the Obligors, a substantial interest or is, to the knowledge of the Obligors, a member, shareholder, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business.

9.03       No Inconsistent Agreements. Except for the Senior Loan Documents and as set forth in the Senior Loan Subordination Agreement, the Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any Contractual Obligation or enter into any amendment or other modification to any currently existing Contractual Obligation of any Obligor, or any of its Subsidiaries, which by its terms restricts or prohibits the ability of any Obligor to pay the principal of or interest on the Note or to fully satisfy all of the obligations under the Investment Documents of any Obligor or any of its Subsidiaries.

9.04       Limitation on Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than the following (each, a “Permitted Indebtedness”):

(a)          Senior Indebtedness;

(b)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)          Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property, including software, by the Obligors or any of their Subsidiaries or under any Capital Lease, provided that the aggregate principal amount of such Indebtedness incurred by the Obligors and their Subsidiaries during the first two Fiscal Years after the Closing Date shall not exceed, without duplication, $2,500,000 in the aggregate principal amount at any time and during any other Fiscal Year shall not exceed, without duplication $5,000,000 in the aggregate principal amount at any time;

(d)          Indebtedness in respect of any interest rate protection arrangements entered into in the ordinary course of business of the Obligors and not for speculative purposes;

(e)          Subordinated Debt;

(f)          Indebtedness existing on the date hereof and listed and described on the Disclosure Schedule;

(g)          Indebtedness of any Subsidiary of any Obligor to any Obligor or any of its other Subsidiaries and Indebtedness of any Obligor to any other Obligor or any Subsidiary of any Obligor, not to exceed $2,000,000 in the aggregate principal amount at any time;

(h)          Indebtedness with respect to letters of credit from any bank in an amount not to exceed $500,000 at any time;

(i)           Any other Indebtedness (secured or unsecured) not exceeding $100,000 in the aggregate principal amount at any time;

(j)           Indebtedness with respect to surety bonds and similar obligations arising in the ordinary course of business;

(k)          Indebtedness that constitutes a Permitted Investment;

(1)          Indebtedness to trade creditors incurred in the ordinary course of business;

(m)         Indebtedness owing pursuant to corporate credit cards incurred in the ordinary course of business; and

(n)          Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon any Obligor or any Subsidiary, as the case may be.

9.05       Limitation on Liens. The Obligors shall not, and shall not permit any of their Subsidiaries to: (a) create or incur or suffer to be created or incurred or to exist any Lien, upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (c) suffer to exist for a period of more than sixty (60) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (d) enter into any Material Contract under which the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such Material Contract; (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness”, with or without recourse; or (f) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits any Obligor or any of its Subsidiaries from creating or incurring any Lien, other than (x) in favor of the Senior Lender under the Senior Loan Documents (y) in favor of the Purchaser under the Investment Documents and (z) other than customary anti-assignment provisions in leases and licensing agreements entered into by the Obligors or such Subsidiary in the ordinary course of its business; provided that any Obligor or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist the following (each, a “Permitted Encumbrance”):

(a)          Liens in favor of any Obligor on all or part of the assets of any Subsidiary of such Obligor securing Indebtedness owing by any such Subsidiary to such Obligor;

(b)          Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained, Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained, or Liens to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(c)          deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

(d)          Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties in existence less than 135 days from the date of creation thereof in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained;

(e)          encumbrances on real estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's Liens under leases to which any Obligor or a Subsidiary of any Obligor is a party, and other minor Liens or encumbrances none of which in the opinion of the Obligors interferes materially with the use of the property affected in the ordinary conduct of business of the Obligors and their Subsidiaries, which defects do not individually or in the aggregate have a Material Adverse Effect;

(f)           Liens existing on the date hereof and listed on the Disclosure Schedule hereto;

(g)          purchase money security interests in or purchase money mortgages on real or personal property, including software, acquired after the date hereof to secure purchase money indebtedness of the type and amount permitted by Section 9.04, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property, including software, so acquired;

(h)          Liens in favor of the Senior Lender or the Purchaser;

(i)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (b), (f), and (g), provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(j)           Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 12.08 or 12.10;

(k)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(l)           Liens on insurance proceeds securing the payment of financed insurance premiums;

(m)         Liens securing Subordinated Debt;

(n)          banker's Liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business; and

(o)          Liens with respect to deposit or investment accounts to secure Indebtedness permitted by clause (h) or (m) of the definition of Permitted Indebtedness.

9.06       Dispositions of Assets. Except as otherwise set forth in the Senior Loan Subordination Agreement, the Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, convey, sell (pursuant to a sale/leaseback or otherwise), license, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of the property, business or assets of any Obligor or any Subsidiary thereof, including the Capital Securities of any Obligor (other than the Company) or any of its Subsidiaries and any Intellectual Property of any Obligor, whether now owned or hereafter acquired, except for (each, a “Permitted Disposition”):

(a)          the sale, lease, transfer or other disposition of equipment and other assets for fair value in the ordinary course of business;

(b)          licenses of its Intellectual Property in the ordinary course of business, and licenses of its Intellectual Property in connection with joint venture/development agreements with other Persons;

(c)          transfers of property, business or assets to another Obligor;

(d)          transfers of worn-out, obsolete or surplus equipment or other assets for fair value; and

(e)          other assets that do not in the aggregate exceed $100,000 during any fiscal year.

9.07       Limitations on Restricted Payments. Neither the Obligors nor any of their Subsidiaries will make any Restricted Payments; provided, that the Subsidiaries may make Restricted Payments to an Obligor. Notwithstanding the foregoing, this Section 9.07 shall not prohibit (i) the redemption or purchase (in accordance with the terms of the Warrant) of the Warrant or any shares of Capital Securities of the Company issued pursuant to the exercise of the Warrant, (ii) the repurchase of Capital Securities of the Company from former employees, directors or consultants of the Obligors pursuant to the terms of restricted stock agreements and option agreements, (iii) repurchases of stock in connection with the settlement of disputes with stockholders, (iv) the conversion of convertible securities into other securities of the Company and the payment of cash in lieu of issuing fractional shares or (v) repurchases of up to $700,000 of the Company's stock from stockholders, so long any repurchase from any officer of the Company does not reduce such officer's ownership of the Company's Capital Securities (including any Capital Securities issuable upon exercise of outstanding options that are then currently exercisable) by more than 20%; provided that, with respect to clauses (ii), (iii) and (v), no Event of Default has occurred and is continuing as of the time of any such transaction, or would reasonably be expected to exist after giving effect to any such transaction.

9.08       Employee Benefit Plans. Each Obligor and ERISA Affiliate shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.

9.09       Business Activities; Change of Legal Status and Organizational Documents.  No Obligor shall, and shall not permit any Subsidiary to, (a) engage in any line of business other than the businesses engaged in on the Closing Date by the Company and businesses reasonably related thereto, or (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure without at least 10 days prior notice to Purchaser.

9.10       Investments. No Obligor shall, and shall not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in (each a “Permitted Investment”):

(a)          marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

(b)          demand deposits, certificates of deposit, money market accounts, bankers acceptances and time deposits of (i) Senior Lender or (ii) United States banks having total assets in excess of $500,000,000;

(c)          securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody's Investors Service, Inc., and not less than “A 1” if rated by Standard and Poor's Rating Group;

(d)          Investments existing on the date hereof and listed on the Disclosure Schedule;

(e)          Repurchases of Capital Securities of the Company from former employees, directors or consultants of the Company (i) in an aggregate amount not to exceed $1,000,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would result after giving effect to the repurchases or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness, owed by such former employee, director or consultant to the Company regardless of whether an Event of Default exists;

(f)          Investments accepted in connection with a Permitted Disposition;

(g)          Investments not to exceed $250,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Capital Securities of the Company pursuant to employee stock purchase plan agreements approved by the Company's Governing Board;

(h)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of any Obligor's or any of its Subsidiaries' business;

(i)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of an Obligor in any Subsidiary;

(j)           Investments made pursuant to an Obligor's investment policy as approved by such Obligor's Governing Board, provided that such policy has been disclosed to and is reasonably acceptable to Purchaser;

(k)          Joint ventures or strategic alliances in the ordinary course of an Obligor's business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investment by such Obligor does exceed $500,000 in the aggregate in any fiscal year;

(l)           Investments permitted by Section 9.01;

(m)         Investments permitted by Section 9.07; and

(n)          Other Investments not to exceed $500,000 in any fiscal year.

9.11       Reserved.

9.12       Fiscal Year. No Obligor shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year without prior notice to Purchaser.

9.13       Modification of Senior Indebtedness. No Obligor shall, and shall not permit any of its Subsidiaries to, amend, replace, refinance, refund or otherwise modify the Senior Indebtedness, except as set forth in or contemplated by the Senior Loan Subordination Agreement or the definition of “Senior Indebtedness”.

9.14       Limitations on Layering. No Obligor shall, and shall not permit any of its Subsidiaries to, incur any Indebtedness that is expressly (a) subordinate or junior in right of payment to any Indebtedness arising under any Senior Indebtedness, and (b) senior in any respect in right of payment to any Indebtedness arising under this Agreement and the Note.

ARTICLE 10
PREPAYMENT

10.01     Payment in Respect of Note. The Purchaser and any successor holder of the Note, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Note, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the holders of the Note whether received by voluntary payment, by realization upon security, by the exercise of the right of set off, by counterclaim or cross-action or by the enforcement of the Note. If any holder of the Note receives any payment on its Note in excess of its pro rata portion, then such holder receiving such excess payment shall purchase for cash from the other holders an interest in its Note in such amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Note then outstanding.

10.02     Optional Prepayment. Subject to Section 6 of the Note, the Obligors may prepay outstanding principal (together with accrued interest) on the Note in accordance with the “Optional Prepayment” provisions set forth in Section 4 of the Note.

10.03     Mandatory Prepayment. Subject to Section 6 of the Note, the Obligors shall prepay outstanding principal (together with accrued interest) on the Note in accordance with the “Mandatory Prepayment” provisions set forth in Section 3 of the Note.

ARTICLE 11
COLLATERAL

11.01     Security Interests. As security for the payment and performance of the Obligations, but subject to the terms and conditions of the Senior Loan Subordination Agreement, the Obligors do hereby pledge, collaterally assign, transfer, deliver and grant to the Purchaser a continuing and unconditional security interest (subject only to the prior Liens of the Senior Lender and Permitted Encumbrances) in and to any and all property of the Obligors, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired (but specifically excluding the Excluded Collateral), including the following (all of which property, along with the products and Proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)       all property of, or for the account of, the Obligors now or hereafter coming into the possession, control or custody of, or in transit to, the Purchaser or any agent or bailee for the Purchaser or any parent, Affiliate or Subsidiary of the Purchaser (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)       all other property of the Obligors, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, including the following:

(i)          all Accounts and all Goods whose sale, lease or other disposition by the Obligors has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Obligors, or rejected or refused by an Account Debtor;

(ii)         all Inventory, including raw materials, work-in-process and finished goods;

(iii)       all Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and All Securities, Investment Property, Financial Assets and Deposit Accounts;

(iv)        all Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims (including those set forth in set forth on Schedule 11.01(a) of the Disclosure Schedule) and General Intangibles, including Payment Intangibles;

(v)          all books, records, tapes, information, data, stored material, computer media, passwords, access codes arising in connection with or related to any of the Collateral (collectively, “Books and Records”);

(vi)        any account maintained by any Obligor with the Senior Lender and all cash held therein;

(vii)       all Rights of Payment (as defined in Section 11.01(c) below);

(viii)      all other assets of any Obligor (other than Excluded Collateral), whether or not included in the Collateral identified in Section 11.01; and

(ix)        all Proceeds (whether cash Proceeds or noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

(c)       The Purchaser agrees that its security interest and its right of payment hereunder are subordinated to the security interests and right of payment of the Senior Lender under the Senior Loan Documents as provided (but only to the extent so provided) in the Senior Loan Subordination Agreement. Notwithstanding anything to the contrary in this Section 11.01, the Purchaser hereby acknowledges and agrees that the Collateral specifically excludes the Excluded Collateral, provided, however, that, notwithstanding the foregoing, the Collateral specifically includes all Accounts, Proceeds and General Intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or any rights in, any Intellectual Property of any Obligor or any Material Contract under which the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such Material Contract (collectively, the “Rights of Payment”). Notwithstanding the foregoing, if any judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in any Right of Payment of any Obligor, then the Collateral shall automatically (without any further action, notice or consent), and effective as of the Closing Date, include the Intellectual Property of the Obligors to the extent necessary to permit perfection of the Purchaser’s security interest in the Rights of Payment.

11.02     Financing Statements. The Obligors shall, at the Purchaser’s request, at any time and from time to time, execute and deliver to the Purchaser such financing statements, amendments and other documents and, subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, do such acts as the Purchaser reasonably deems necessary in order to establish and maintain valid, attached and perfected security interests in the Collateral in favor of the Purchaser, free and clear of all Liens and claims and rights of third parties whatsoever, except for the prior Liens of the Senior Lender and other Permitted Encumbrances. The Obligors hereby irrevocably authorizes the Purchaser at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Obligors that (a) indicate the Collateral (i) is comprised of all assets of the Obligors (other than the Excluded Collateral) or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Obligors is an organization, the type of organization and any Organizational Identification Number issued to the Obligors, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Obligors hereby agree that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Obligors authorize the Purchaser to file this Agreement as a financing statement in any jurisdiction. The Obligors agree to furnish any such information to the Purchaser promptly upon request. In addition, the Obligors shall make appropriate entries on their books and records disclosing the Purchaser’s security interests in the Collateral.

11.03     Landlord Waivers; Collateral in the Possession of a Warehouseman or Bailee.

(a)       The Obligors shall cause the owners and mortgagees of the leased location(s) identified on Schedule 11.03 of the Disclosure Schedule to execute and deliver to the Purchaser on the Closing Date (or within the time periods set forth on Schedule 8.15 of the Disclosure Schedule) a Collateral Access Agreement, and the Obligors shall be required to use commercially reasonable efforts to deliver a Collateral Access Agreement for all leased locations which any Obligor establishes after the Closing Date, and, with respect to any existing location, upon the renewal, extension, modification or other amendment of such lease.

(b)       If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Obligors shall promptly notify the Purchaser thereof, and shall promptly use commercially reasonable efforts to obtain a Collateral Access Agreement.

11.04     Preservation of the Collateral. Subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, and after the occurrence and during the continuance of an Event of Default, the Purchaser may, but is not required, to take such actions from time to time as the Purchaser deems appropriate to maintain or protect the Collateral. The Purchaser shall have exercised reasonable care in the custody and preservation of the Collateral if the Purchaser takes such action as any Obligor shall reasonably request in writing which is not inconsistent with the Purchaser’s status as a secured party, but the failure of the Purchaser to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Purchaser’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Purchaser accords its own property, and (ii) not extend to matters beyond the control of the Purchaser, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of the Purchaser to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Obligors, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Obligors shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Obligors and the Purchaser in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Obligors represent to, and covenant with, the Purchaser that the Obligors have made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Obligors agree that the Purchaser shall have no responsibility or liability for informing the Obligors of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

11.05     Other Actions as to any and all Collateral. Subject to the terms and conditions of the Senior Loan Subordination Agreement, the Obligors further agree to take any other action reasonably requested by the Purchaser to ensure the attachment, perfection and first priority of (subject to Permitted Encumbrances), and the ability of the Purchaser to enforce, the Purchaser’s security interest in any and all of the Collateral, including (a) causing the Purchaser’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Purchaser’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Purchaser to enforce, the Purchaser’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) subject to Section 11.03, obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Purchaser, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. The Obligors further agree to indemnify and hold the Purchaser harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

11.06     Equipment and Inventory. Subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, the Obligors jointly and severally represent, warrant and agree that:

(a)       each Obligor is the absolute owner of its Inventory and Equipment (and the Documents representing any such Inventory, and Equipment) other than Equipment that is leased to such Obligor, subject only to the security interests created hereby and other Permitted Encumbrances; and

(b)       after the occurrence of an Event of Default and so long as the same continues, the Purchaser shall have the right to take possession of each Obligor’s Inventory, subject only to the rights of the Senior Lender in accordance with the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement; the Obligors shall repay the Purchaser promptly for all reasonable costs of transportation, packing, storage and insurance of any such possession, together with interest at the Default Rate, at the time that the Purchaser pays such costs; and the Obligors’ liability to the Purchaser for such repayment, together with such interest, shall be included in the Obligations.

11.07     Condition of Inventory and Equipment. The Obligors will promptly notify the Purchaser of any casualty or similar event which results in a material decline in the value of any substantial portion of its Inventory and Equipment. Subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, each Obligor hereby grants to the Purchaser, as additional security for payment of the Obligations, a security interest in any and all monies due or to become due under, and any and all other rights of any Obligor with respect to, any and all policies of insurance covering the Collateral. Prior to the occurrence of an Event of Default, the Obligors may use such insurance proceeds for the replacement, restoration or repair of the Collateral. After the occurrence and during the continuance of an Event of Default, the Purchaser may, subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, (but need not) in its own name or in any applicable Obligor’s name execute and deliver proofs of claim, receive such monies, and settle or litigate any claim against the issuer of any such policy and such Obligor shall direct the issuer to pay any such monies directly to the Purchaser and the Purchaser, at its sole discretion and regardless of whether the Purchaser exercises its right to collect insurance proceeds under this sentence, may apply any insurance proceeds to the payment of the Obligations, whether due or not, in accordance with Section 13.09, or the Purchaser may permit such applicable Obligor to use such insurance proceeds for the replacement, restoration or repair of the Collateral.

11.08     Expenses of the Purchaser. Under and in accordance with Section 14.12, the Obligors shall reimburse the Purchaser on demand for all reasonable fees and expenses (including the reasonable fees and expenses of legal counsel) in connection with the enforcement of the Purchaser’s rights to take possession of the Collateral and the proceeds thereof and to hold, collect, render in compliance with applicable laws and regulations, including without limitation, Environmental Laws, prepare for sale, sell and dispose of the Collateral. All obligations provided for in this Section 11.08 shall survive any termination of this Agreement and the repayment of the Note.

11.09     Notices. If any notice of sale, disposition or other intended action by the Purchaser with respect to the Collateral is required by the Uniform Commercial Code or other applicable law, any notice thereof sent to the applicable Obligor at the address listed in Section 14.03 or such other address of such Obligor as any Obligor may from time to time notify the Purchaser to be its address for notices hereunder, but only after such notice is acknowledged in writing by the Purchaser, at least five (5) Business Days prior to such action, shall constitute reasonable notice to such Obligor.

11.10     Insurance, Discharge of Taxes, Etc. Subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, the Purchaser shall have the right, at any time and from time to time, upon thirty (30) days notice to the Company to:

(a)       obtain insurance covering any of the Collateral if the applicable Obligor fails to do so in accordance with Section 8.08;

(b)       make any payment to discharge taxes, liens, security interests or other encumbrances at any time levied or placed on any of the Collateral other than Permitted Encumbrances; and

(c)       pay for the maintenance and preservation of any of the Collateral.

Notwithstanding the foregoing, upon the Company’s receipt of the above notice, the applicable Obligor shall have the right to obtain, discharge or pay for any of the foregoing within such 30-day period, provided that the Purchaser shall have the continuing right to obtain, discharge or pay for any of the foregoing prior to the expiration of such 30-day period in order to prevent the material diminution in value of any material portion of the Collateral. The Obligors shall reimburse the Purchaser, as the case may be, on demand, with interest thereon at Default Rate, for any payment the Purchaser makes, or any expense the Purchaser incurs, under this authorization.

11.11     Waiver and Release by Obligors. Each of the Obligors:

(a)       waives protest of all commercial paper at any time held by the Purchaser on which any Obligor is in any way liable, notice of nonpayment at maturity of any and all of its Accounts, Instruments, Chattel Paper or General Intangibles and, except where required hereby or by law, notice of action taken by the Purchaser; and

(b)       releases the Purchaser from all claims for loss or damage caused by any failure to collect any such Account, Instrument, Chattel Paper or General Intangible or by any act or omission on the part of the Purchaser or their respective officers, agents and employees, except for their gross negligence and willful misconduct.

11.12     Records and Reports. Each of the Obligors shall keep accurate and complete records in all respects of its Accounts (and the collection thereof), Chattel Paper, Instruments, Documents, Equipment, Inventory, and General Intangibles, and furnish the Purchaser such information about such Accounts, Chattel Paper, Instruments, Documents, Equipment, Inventory and General Intangibles as the Purchaser may reasonably request.

11.13     Further Assurances. From time to time each Obligor shall execute and deliver to the Purchaser such additional instruments as the Purchaser may reasonably request to effectuate the purposes of this Agreement and to assure to the Purchaser, as secured party, a security interest in the Collateral subject only to the Permitted Encumbrances. Subject to the rights of the Senior Lender under the Senior Loan Documents, each Obligor hereby irrevocably appoints the Purchaser as its attorney-in-fact to take any action the Purchaser deems necessary to perfect or maintain perfection of any security interest granted to the Purchaser herein or in connection herewith, including the execution of any document on such Obligor’s behalf.

11.14     Continuing Collateral. The Purchaser shall be under no obligation to proceed first against any part of the Collateral before proceeding against any other part of the Collateral. It is expressly agreed that all of the Collateral stands as equal security for all of the Obligations and the Purchaser shall have the right, after the occurrence and during the continuance of an Event of Default, to proceed against or sell any or all of the Collateral in any order, or simultaneously, as it, in its sole discretion, shall determine.

11.15     Set-Off. Subject to the Senior Loan Subordination Agreement, the Obligors agree that the Purchaser will have, and each Obligor hereby grants to the Purchaser, a right of set-off against, a lien upon and a security interest in, all property of the Obligors now or at any time in the Purchaser possession in any capacity whatever.

11.16     Reserved.

11.17     Accounts.

(a)       With respect to each of their Accounts, the Obligors represent that:

(i)          such Account is not evidenced by a judgment, an Instrument or Chattel Paper or secured by a letter of credit (except (A) such judgment as has been assigned to the Purchaser, or (B) such Instrument and Chattel Paper as has been endorsed and delivered to the Purchaser, or (C) such letter of credit as has been assigned and delivered to the Purchaser and represents a bona fide completed transaction, subject, in each case, to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement,);

(ii)         the amount thereof shown on the Books and Records and on any list, invoice or statement furnished to the Purchaser is owing to the applicable Obligor;

(iii)       the title of the applicable Obligor to such Account and to any Goods represented thereby is absolute, except for Permitted Encumbrances;

(iv)        such Account has not been transferred to any other Person other than for the Lien in favor of the Senior Lender and Permitted Encumbrances, and no Person except the applicable Obligor has any claim thereto or, with the sole exception of the Purchaser therefore or the Senior Lender and holders of Permitted Encumbrances, to the goods represented thereby; and

(v)         no partial payment against such Account has been made by any Person except as reflected in the Books and Records.

11.18     Letters of Credit, Chattel Paper and Instruments.

(a)       Subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, the Obligors jointly and severally represent and warrant that they have delivered to the Purchaser and covenants that they will deliver to the Purchaser promptly on receipt of all counterparts designated as “originals” of:

(i)          letters of credit securing any of the Accounts of any Obligor;

(ii)         any of the Chattel Paper of any Obligor; and

(iii)       any of the Instruments of any Obligor now in any Obligor’s possession or hereafter acquired, each properly assigned or endorsed over to the Purchaser, which letters of credit, Chattel Paper and Instruments shall be held by the Purchaser as security hereunder, or, at the Purchaser’s option, endorsed for payment (except for such letters of credit, Chattel Paper or Instruments which are delivered to the Senior Lender pursuant to the Senior Loan Documents, provided that the Purchaser otherwise has a perfected security interest in such letters of credit, Chattel Paper or Instruments and provided further that the applicable Obligor delivers such letters of credit, Chattel Paper and or Instruments to the Purchaser upon the Senior Lender’s release of its interest therein pursuant to the Senior Loan Documents).

(b)      The Obligors shall remain solely responsible for the observance and performance of all of the covenants and obligations under all of their Chattel Paper and Instruments, and the Purchaser shall not be required to observe or perform any such covenants or obligations.

11.19     Electronic Chattel Paper and Transferable Records. If any Obligor at any time hold or acquire an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Obligors shall promptly notify the Purchaser thereof and, at the request of the Purchaser, shall take such action as the Purchaser may reasonably request (subject to the prior rights of the Senior Lender) to vest in the Purchaser control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Purchaser agrees with the Obligors that the Purchaser will arrange, pursuant to procedures satisfactory to the Purchaser and so long as such procedures will not result in the Purchaser’s loss of control, for the Obligors to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

11.20     Commercial Tort Claims. If any Obligor shall at any time hold or acquire a material Commercial Tort Claim, the Obligors shall immediately notify the Purchaser of the details thereof in writing, which notice may be provided to the Observer, and grant to the Purchaser (subject to the prior rights of the Senior Lender) a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to the Purchaser, and hereby authorizes the filing of, and shall, at the Purchaser’s request, execute, any amendments hereto deemed reasonably necessary by the Purchaser to perfect its security interest in such Commercial Tort Claim.

ARTICLE 12
DEFAULT

The Obligors, without notice or demand of any kind shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

12.01     Nonpayment of Obligations. Any amount due and owing under the Note (including any Mandatory Prepayment) or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, provided that, with respect to any two (2) (but no more than two) individual payments that may become due in any calendar year, the Obligor shall have a three (3) Business Day grace period for such individual payments.

12.02     Misrepresentation. Any written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Investment Documents or any other agreement with the Purchaser shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Purchaser by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

12.03     Nonperformance.

(a)       Any failure to perform or default in the performance of any covenant set forth Sections 8.02(a), 8.10, 8.11, 8.13, 8.14, 8.16, Article 9 or Article 11, which default shall continue for a period of 10 days;

(b)       Any failure to perform or default in the performance of any covenant set forth Sections 8.01 or 8.03 and, if capable of being cured, such failure to perform or default in performance continues for a period of fifteen (15) days after the Obligors receive written notice thereof from the Purchaser, and

(c)       Any failure to perform or default in the performance of any other covenant in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Obligors receive written notice thereof from the Purchaser.

12.04     Default under Investment Documents. Any material default under any of the other Investment Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference.

12.05     Default under Other Debt. Any Obligor:

(a)       Any default under any instrument evidencing or relating to any Funded Debt of (or guaranteed by) such Obligor or any of its Subsidiaries (except Senior Indebtedness under the Senior Loan Agreement, which is provided for below), which default is caused by a failure to pay principal of or premium, if any, or interest on such Funded Debt before the expiration of the grace period provided in such instrument or any other breach or default (or other event or condition) shall occur under any such instrument, if the effect of such breach or default (or such other event or condition) is to cause, or to permit the holder or holders of the Funded Debt (or a Person on behalf of such holder or holders) to cause (upon the giving of notice, the lapse of time or both, or otherwise), such Funded Debt to become or be declared due and payable prior to its stated maturity and the aggregate principal amount of all such Funded Debt in default aggregates $1,000,000 or more, or such amount of Funded Debt the payment of which would reasonably be expected to have a Material Adverse Effect; provided that if such default is waived by such third party or parties prior to such time as Purchaser has begun exercising its remedies hereunder, the default shall be waived for purposes of this Section as well and shall not constitute an Event of Default; or

(b)      Any default under any Senior Loan Document, which default is not cured or waived within any applicable period of grace or cure.

12.06     Reserved.

12.07     Bankruptcy, Insolvency, etc.

(a)       An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Obligor or any of its Subsidiaries, or of a substantial part of its property or assets, under Title 7 or 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any of its Subsidiaries, or for a substantial part of its property or assets, or (iii) the winding up or liquidation of any Obligor or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered.

(b)       Any Obligor or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 7 or 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in this Section 12.07, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Obligor or any of its Subsidiaries, or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing

12.08     Judgments. One or more judgments which could reasonably be expected to result in a Material Adverse Effect shall be rendered against any Obligor or any of its Subsidiaries and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Obligor or any of its Subsidiaries to enforce any such judgment.

12.09     Change in Control. Any Change in Control occurs.

12.10     Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any material portion of the Collateral and such judgment or other process shall not have been, within sixty (60) days from the entry thereof, (i) bonded over to the satisfaction of the Purchaser and appealed, (ii) vacated, or (iii) discharged.

12.11     Reserved.

12.12     Subordinated Debt.

(a)       The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect.

(b)       The Obligations shall, for any reason, not have the priority contemplated by the subordination provisions of the Subordinated Debt.

12.13     Validity of Investment Documents. Any Investment Document for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Obligor denies that is has any further liability under any Investment Document to which it is a party, or gives notice to such effect.

12.14     Criminal Indictment. If (a) any Obligor is indicted under any criminal statute or (b) any criminal or civil proceedings are commenced against any Obligor by a governmental authority, which (with respect to clause (a) or (b), (i) pursuant to applicable statutes or proceedings, the penalties or remedies sought or available include forfeiture of any of the material property of any Obligor and (ii) results in either (x) a conviction of any Obligor or (y) a negotiated settlement under which any Obligor(s) are required to pay $1,000,000 in the aggregate.

12.15     Validity of Liens. If any Lien created under any of the Investment Documents ceases to be perfected and in full force and effect, or any Obligor terminates, attempts to terminate or contests the validity or enforceability of any of Lien.

ARTICLE 13
REMEDIES

Upon the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, the Purchaser shall have all rights, powers and remedies set forth in the Investment Documents relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity, including those rights hereinafter set forth in this Article 13. Without limiting the generality of the foregoing, the Purchaser may, at its option upon the occurrence and during the continuance of an Event of Default, subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, declare its commitments to the Obligors to be terminated and all Obligations to be immediately due and payable, provided, however, that, upon the occurrence of an Event of Default under 12.07, subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, all commitments of the Purchaser to the Obligors shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Purchaser. The Obligors hereby waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Purchaser’s rights under the Investment Documents, and hereby consent to, and waive notice of release, with or without consideration, of any Collateral, notwithstanding anything contained herein or in the Investment Documents to the contrary.

13.01     Possession and Assembly of Collateral. Upon the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, the Purchaser may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Purchaser already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of any Obligor’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and the Purchaser shall have the right to store and conduct a sale of the same in any premises of any Obligor without cost to the Purchaser. At the Purchaser’s request, the Obligors will, at the Obligors’ sole expense, assemble the Collateral and make it available to the Purchaser at a place or places to be designated by the Purchaser which is reasonably convenient to the Purchaser and the Obligors. At the request of the Purchaser, after the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, each Obligor shall provide warehousing space in its own premises to the Purchaser for the purpose of taking such Obligor’s Inventory and Equipment into the custody of the Purchaser without removal thereof from such premises and will erect such structures and post such signs as the Purchaser may reasonably require in order to place such Inventory and Equipment under the exclusive control of the Purchaser.

13.02     Sale of Collateral. Upon the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, the Purchaser may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Purchaser may deem proper, and the Purchaser may purchase any or all of the Collateral at any such sale. The Obligors acknowledge that the Purchaser may be unable to effect a public sale of all or any portion of the Collateral because of certain legal or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers in a commercially reasonable manner in accordance with the Uniform Commercial Code. The Obligors consent to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale provided that such private sale is conducted in a commercially reasonable manner. The Purchaser shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Purchaser may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Note or any of the other Obligations, returning the excess proceeds, if any, to the Obligors. The Obligors shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Purchaser at least ten (10) calendar days before the date of such disposition. Each Obligor hereby confirms, approves and ratifies all acts and deeds of the Purchaser relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Purchaser or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Obligors consent to releases of the Collateral at any time and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Purchaser shall deem appropriate. The Obligors expressly absolve the Purchaser from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement except in the case of gross negligence or willful misconduct by the Purchaser.

13.03     Standards for Exercising Remedies. Upon the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, to the extent that applicable law imposes duties on the Purchaser to exercise remedies in a commercially reasonable manner, the Obligors acknowledge and agree that it is not commercially unreasonable for the Purchaser (a) to fail to incur expenses reasonably deemed significant by the Purchaser to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Obligors, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Purchaser against risks of loss, collection or disposition of Collateral or to provide to the Purchaser a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Purchaser, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Purchaser in the collection or disposition of any of the Collateral. The Obligors acknowledge that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Purchaser would not be commercially unreasonable in the Purchaser’s exercise of remedies against the Collateral and that other actions or omissions by the Purchaser shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Obligors or to impose any duties on the Purchaser that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

13.04     UCC and Offset Rights. Upon the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, the Purchaser may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Purchaser, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Purchaser may, from time to time, elect, any indebtedness of the Purchaser to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Purchaser. The Obligors hereby waive the benefit of any law that would otherwise restrict or limit the Purchaser in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Purchaser to any Obligor.

13.05    Additional Remedies. Upon the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, the Purchaser shall have the right and power to:

(a)       instruct the Obligors, at their own expense, to notify any parties obligated on any of the Collateral, including any Account debtors, to make payment directly to the Purchaser of any amounts due or to become due thereunder, or the Purchaser may directly notify such obligors of the security interest of the Purchaser, or of the assignment to the Purchaser of the Collateral and direct such obligors to make payment to the Purchaser of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)       enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)       take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)       Reserved.

(e)       Reserved.

(f)       transfer the whole or any part of securities which may constitute Collateral into the name of the Purchaser or the Purchaser’s nominee without disclosing, if the Purchaser so desires, that such securities so transferred are subject to the security interest of the Purchaser, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Purchaser or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Purchaser or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)      make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Purchaser as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Obligors hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Purchaser’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Obligors, any guarantor or other Person liable to the Purchaser for the Obligations; and

(h)      at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Investment Documents, or any of the other Obligations, or the Purchaser’s rights hereunder, under any Note or under any of the other Obligations.

The Obligors hereby ratify and confirm whatever the Purchaser may do with respect to the Collateral and agree that the Purchaser shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral, except for the gross negligence or willful misconduct of the Purchaser.

13.06     Attorney-in-Fact. Upon the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, each Obligor hereby irrevocably makes, constitutes and appoints the Purchaser until all of the Obligations (other than inchoate indemnity obligations) are paid in full (and any officer of the Purchaser or any Person designated by the Purchaser for that purpose) as such Obligor’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in such Obligor’s name, place and stead, with full power of substitution, to: (i) take such actions as are permitted in this Agreement; (ii) execute such financing statements and other documents and to do such other acts as the Purchaser may require to perfect and preserve the Purchaser’s security interest in, and to enforce such interests in the Collateral; (iii) carry out any remedy provided for in this Agreement, including endorsing such Obligor’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of such Obligor, changing the address of such Obligor to that of the Purchaser, opening all envelopes addressed to such Obligor and applying any payments contained therein to the Obligations; (iv) sign and endorse the name of such Obligor on any invoice, bill of lading, storage or warehouse receipt, assignment, verification and notice, in connection with any Collateral; and (v) give written notices in connection with any Collateral, which power of attorney is coupled with an interest and irrevocable until all of the Obligations are paid in full. Each Obligor hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. Each Obligor hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement. Notwithstanding the foregoing, the Purchaser shall not have the power to confess judgment on behalf of any Obligor.

13.07     Verification of Accounts: Lockbox.

(a)       After the occurrence and during the continuance of an Event of Default, but subject to the rights of the Senior Lender under the Senior Loan Documents and the terms and conditions of the Senior Loan Subordination Agreement, and until all of the Obligations are paid in full (other than inchoate indemnity obligations), the Purchaser may, at any time and from time to time, send such verification forms or make such calls to, or otherwise make such contacts with, any Persons as are necessary or desirable, in the Purchaser’s sole discretion, to verify any Accounts, Instruments, Chattel Paper or General Intangibles that are Collateral and the balance due and, subject to the rights of the Senior Lender under the Senior Loan Documents and the Senior Loan Subordination Agreement, to direct such Persons or any obligor with respect to any Collateral to make payment of all amounts due or to become due to any Obligor thereunder directly to the Purchaser and, upon such notification and at the expense of the Obligors, to enforce collection of any such Accounts or other Collateral, and to adjust, settle or compromise the amount or payment thereof in the same manner and to the same extent as the applicable Obligor might have done, but unless and until the Purchaser does so or gives the Obligors other instructions, each Obligor shall make all collections for Purchaser.

(b)       Subject to the rights of the Senior Lender under the Senior Credit Agreement and the Senior Loan Subordination Agreement, the Purchaser, at any time after the occurrence and during the continuance of an Event of Default or the acceleration of the Obligations, may require that each Obligor instruct all current and future purchasers and obligors on other Collateral to make all payments directly to a lockbox (the “Lockbox”) controlled by the Purchaser. All payments received in the Lockbox shall be transferred to a special bank account (the “Collateral Account”) maintained for the benefit of the purchaser subject to withdrawal by the Purchaser only. After the Purchaser’s exercise of its rights to direct purchasers or other obligors on any Collateral to make payments directly to the Purchaser or to require the Obligors to establish a Lockbox, the Obligors shall immediately deliver all full and partial payments on any Collateral received by any of them to the Purchaser in their original form, except for endorsements where necessary. The Purchaser shall apply all collections received by it or deposited in the Collateral. Until such payments are so delivered to the Purchaser, such payments shall be held in trust by the Obligors for and as the Purchaser’s property, and shall not be commingled with any funds of any Obligor. Any application of any collection to the payment of any Liability is conditioned upon final payment of any check or other instrument.

13.08     No Marshaling. The Purchaser shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, each Obligor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Purchaser’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Obligor hereby irrevocably waives the benefits of all such laws.

13.09     Application of Proceeds. The Purchaser will promptly after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Purchaser shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Obligors. Any proceeds of any disposition by the Purchaser of all or any part of the Collateral may be first applied by the Purchaser to the payment of expenses incurred by the Purchaser in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 14.12 hereof, and including reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been incurred or sustained by the Purchaser in connection with the collection of such monies by the Purchaser, for the exercise, protection or enforcement by the Purchaser of all or any of the rights, remedies, powers and privileges of the Purchaser under this Agreement, the Note, the Warrant or any of the other Investment Documents.

13.10     No Waiver. No Event of Default shall be waived by the Purchaser except in writing. No failure or delay on the part of the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Purchaser to exercise any remedy available to the Purchaser in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Obligors agree that in the event that any Obligor fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Purchaser, no remedy of law will provide adequate relief to the Purchaser, and further agrees that the Purchaser shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE 14
MISCELLANEOUS

14.01     Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, acceptance of the Securities and payment therefor, or termination of this Agreement.

14.02     Tax Withholding.To the extent that the Obligors reasonably determine that the Obligors are required by applicable tax law to withhold any amount from payments due hereunder, the Obligors may withhold, and pay over to the applicable taxing authority, such amounts as required.

14.03     Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile (with receipt confirmed), commercial overnight courier service or personal delivery:

(a)      if to any Obligor:

Cornerstone OnDemand
1601 Cloverfield Blvd., Suite 620
Santa Monica, CA 90404
Facsimile: (310) 752-0143
Attention: Adam Miller

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Facsimile No.: (650) 493-6811
Attention: Herbert Fockler, Esq.

(b)       if to Purchaser, as applicable

Ironwood Equity Fund LP
200 Fisher Drive
Avon, Connecticut 06001
Facsimile No.: (860) 409-2120
Attention: Victor Budnick

with a copy to:

Updike, Kelly & Spellacy, P.C.
One State Street, P.O. Box 231277
Hartford, Connecticut 06123-1277
Facsimile No.: (860) 548-2680
Attention: David E. Sturgess, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) Business Days after being deposited in the mail, if mailed, postage prepaid; or when receipt is acknowledged, if facsimiled.

14.04     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, and, as long as no Event of Default shall have occurred and be continuing, with the consent of the Obligors, the Purchaser may assign any of its respective rights under any of the Investment Documents to any Person, and any holder of any Note may assign, in whole (but not in part), the Note to any Person, who shall be deemed a Purchaser hereunder; provided, however, that the consent of the Obligors shall not be required if any assignment or transfer is required under the Small Business Investment Act of 1958 and the regulations thereunder. No Obligor may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Purchaser and any such purported assignment by any Obligor without the written consent of the Purchaser shall be void and of no effect. Except as provided in Article 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Investment Documents.

14.05     Amendment and Waiver.

(a)       No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)       Any amendment, supplement or modification of or to any provision of this Agreement or the Note, any waiver of any provision of this Agreement or the Note, and any consent to any departure by any party from the terms of any provision of this Agreement or the Note, shall be effective (i) only if it is made or given in writing and signed by the holders of at least a majority of the unpaid principal amounts of the Note, and (ii) only in the specific instance and for the specific purpose for which made or given provided, however, that no such amendment, supplement or modification may, (i) without the written consent of the holder of the Note at the time outstanding affected thereby (A) change the amount or time of any required payment or prepayment of principal of, or reduce the rate or change the form or time of payment or method of computation of interest on, the Note or (B) change the percentage of the principal amount of the Note the holders of which are required to consent to any such modification or (ii) make any change that adversely’ affects any holder of the Warrant, without the consent of such holder. No amendment, supplement or modification of or to any provision of this Agreement or any of the other Investment Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Except where notice is specifically required by this Agreement, no notice to or demand on the Obligors in any case shall entitle the Obligors to any other or further notice or demand in similar or other circumstances. Any amendment, supplement or modification of or to any provision of this Agreement or the Note, any waiver of any provision of this Agreement or the Note, and any consent to any departure by any party from the terms of any provision of this Agreement or the Note made or given in conformity herewith, shall apply to all of the parties hereto and their successors and assigns.

14.06     Signatures; Counterparts. Facsimile transmissions or scanned and then emailed transmissions of any executed original document or retransmission of any executed facsimile or scanned and emailed transmission shall be deemed to be the same as the delivery of an executed original (collectively, “Electronic Signatures”).At the request of any party hereto, the other parties hereto shall confirm transmissions of the Electronic Signatures by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14.07     Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

14.08     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

14.09     JURISDICTION, JURY TRIAL WAIVER, PJR WAIVER, ETC.

(a)       EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE WARRANT, ANY INVESTMENT DOCUMENT OR ANY AGREEMENT(S) OR TRANSACTION(S) CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF CONNECTICUT OR OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF CONNECTICUT AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 14.03, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)       EACH OBLIGOR AND ITS SUBSIDIARIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE WARRANT OR ANY OF THE OTHER INVESTMENT DOCUMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OBLIGOR AND ITS SUBSIDIARIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (II) ACKNOWLEDGES THAT THE PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER INVESTMENT DOCUMENTS TO WHICH IT IS PARTY, BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(c)       EACH OBLIGOR AND ITS SUBSIDIARIES AND EACH AND EVERY ENDORSER, GUARANTOR AND SURETY OF THE NOTE, AND EACH OTHER PERSON WHO IS OR WHO SHALL BECOME LIABLE FOR ALL OR ANY PART OF THE OBLIGATIONS UNDER THIS AGREEMENT, THE NOTE, THE WARRANT OR THE OTHER INVESTMENT DOCUMENTS, HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION AND WAIVES THEIR RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES OR BY OTHER APPLICABLE LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE PURCHASER OR ANY HOLDER OF SUCH OBLIGATIONS MAY DESIRE TO USE.

14.10     Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

14.11     Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Investment Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Investment Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

14.12     Certain Expenses. The Obligors shall pay all expenses of the Purchaser (including, fees, charges and disbursements of counsel) in connection with any amendment, supplement, modification or waiver of or to any provision of this Agreement, the Note, the Warrant or any of the other Investment Documents or any documents relating thereto (including, a response to a request by the Obligors for the Purchaser’s consent to any action otherwise prohibited hereunder or thereunder), or consent to any departure from, the terms of any provision of this Agreement or such other documents, enforcement of any of the Investment Documents and collection of any payments due to the Purchaser thereunder or any bankruptcy or insolvency proceeding or work-out. The Obligors shall also pay all reasonable expenses of the Purchaser (including fees, charges and disbursements of counsel) in connection with any action taken by Purchaser pursuant to Section 12.05(a) prior to receipt of notice that a third party has waived any default described in such Section 12.05(a).

14.13     Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

14.14     Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by the Purchaser of a portion of their Note to a Person not currently a party hereto. In connection with any such post-closing assignment, the Obligors shall enter into an intercreditor agreement with the Purchaser and any subsequent holders of the Note, on terms and conditions reasonably satisfactory to all parties thereto.

14.15     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Investment Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Investment Document, this Agreement or such other Investment Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Investment Document. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Purchaser shall limit, modify or affect the representations set forth in Article 5 of this Agreement or the right of the Purchaser to rely thereon.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE FOLLOWS]

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Miller
Its CEO

IRONWOOD EQUITY FUND LP
By: Ironwood Equity Management LLC
Its: General Partner

By:	/s/ Victor R. Budnick
Its